Exhibit 2.2

Dated 31 December 2010
CCRT INTERNATIONAL HOLDINGS B.V.
COMPUCREDIT HOLDINGS CORPORATION
DOLLAR FINANCIAL U.K. LIMITED
DOLLAR FINANCIAL CORP

AGREEMENT
for the sale and purchase of the
entire issued share capital of
Purpose UK Holdings Limited and
certain shares in MEM Holdings
Limited.

ADDLESHAW GODDARD

Contents

			Page
		Clause

1		Definitions	1
2		Interpretation	5
3		Sale and purchase of the Sale Shares	6
4		Conditions	6
5		Purchase Price	10
6		Working Capital Adjustment	10
7		Completion	12
8		Indebtedness and Guarantees	12
9		Warranties	14
10		Limitations on the Seller’s liability	14
11		Buyer’s Warranties	14
12		Restrictive Covenants	15
13		Post-Completion matters	16
14		Seller’s Guarantee	16
15		Buyer’s Guarantee	18
16		Confidentiality	20
17		Payments	23
18		General	23
19		Choice of law and submission to jurisdiction	30

		Schedules

1		The Group	31
		Part 1 — The Company	31
		Part 2 — Subsidiaries and subsidiary undertakings of the Company	32
2		Completion matters	39
3		Warranties	42
4		Limitations on the Seller’s liability	59
5		Buyer’s Warranties	66
6	*	Data Room Index	*
7	*	The Properties	*
8		Taxation	67
		Part 1 — General	67
		Part 2 — Taxation Covenant	77
		Part 3 — Taxation Warranties	80
9	*	Company IPR	*
10		Pre-Completion	83
11		Completion Statement	87
		Part 1 — General Provisions	87
	*	Part 2 — Format of Completion Statement	*
		Part 3 — Specific Accounting Policies	90
12	*	Termination Fee	*

* The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon Request.

This Agreement is made by way of deed on December 31, 2010

Between

(1)	CCRT International Holdings B.V. (Registered in the Netherlands with No. 34199421) whose registered office is at Strawinskylaan 3105, 1077 ZX Amsterdam, the Netherlands (Seller);

(2)	CompuCredit Holdings Corporation a Georgia corporation whose principal office is at 5 Concourse Parkway, Suite 400, Atlanta GA 30328, USA (the Seller’s Guarantor);

(3)	Dollar Financial U.K. Limited (No. 03701758) whose registered office is at 6th floor, 77 Gracechurch Street, London EC3V 0AS (Buyer); and

(4)	Dollar Financial Corp., a Delaware corporation whose principal office is at 1436 Lancaster Ave., Suite 300 Berwyn, PA 19312, USA (the Buyer’s Guarantor).

It is agreed

1	Definitions

1.1	In this Agreement, unless the context otherwise requires:

Accounts means the audited accounts of each Group Company (other than Rentassured Limited) for the financial year ended on the Accounts Date, including the notes to those accounts and the associated directors’ and auditors’ reports, and the unaudited accounts for Rentassured Limited

Accounts Date means 31 December 2009

Actual Working Capital Amount means the aggregate value of the current assets of the Group less the aggregate amount of the current liabilities of the Group being the amount shown as the Actual Working Capital Amount in each case determined in accordance with the Completion Statement

Authority means any governmental or regulatory authority (including the FSA, the UK Office of Fair Trading and the UK Office of the Information Commissioner), statutory undertaking, agency or public or regulatory body (whether present or future) which has jurisdiction over a Group Company or the Business or any decision, consent or licence which is required to carry out the Business and Authorities shall be construed accordingly

Business means the business carried on by the Group as at, and before, Completion and includes any part of it

Business Day means any day on which banks are open for business in London and New York (excluding Saturdays, Sundays and any day which is a public holiday in either London or New York)

Buyer Announcement means the announcement to be made by the Buyer in the Agreed Form

Buyer’s Group means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, in each case for the time being and member of the Buyer’s Group shall be construed accordingly

Buyer’s Solicitors means Allen & Overy LLP of One Bishops Square, London E1 6AD

Buyer’s Warranties means the warranties given by the Buyer set out in schedule 3

CCA means the Consumer Credit Act 1974

Companies Act means the Companies Act 2006

Company means Purpose UK Holdings Limited further details of which are set out in part 1 of schedule 1

Completion means completion of the sale and purchase of the Sale Shares in accordance with this Agreement

Completion Date means the date falling three Business Days after the last of the Conditions set out in clauses 4.1(a), 4.1(b) and 4.1(c) is fulfilled, satisfied, or waived by the party entitled to the benefit of such Condition or such other date as the parties may agree

Completion Statement means the completion statement setting out the Actual Working Capital Amount as at the Completion Date, to be agreed, modified and determined in accordance with the provisions of schedule 11

CompuCredit Restrictive Covenant means the restrictive covenant to be entered into by the Seller’s Guarantor in the Agreed Form connected with has the meaning ascribed to it in section 1122 Corporation Tax Act 2010 save that there shall be deemed to be control for that purpose whenever either section 450 or section 1124 of that act would so require

Customer means any individual who has entered into a Customer Loan Agreement with MEM and in whose name a Customer Account is maintained by MEM immediately prior to Completion

Customer Account means in respect of each Customer the account recording, amongst other things, the amount owed by such Customer under his Customer Loan Agreement and Customer Accounts means all of them

Customer Debts means receivables under a Customer Loan Agreement

Customer Loan Agreements means all and any customer loan agreements entered into between any Group Company and a Customer pursuant to which a Loan has been made by a Group Company and Customer Loan Agreement shall be construed accordingly

Data Room means the online data site hosted by Merrill Corporation making available to the Buyer the documents listed in the Data Room Index in connection with the Buyer’s investigations into the Company

Data Room Index means the index to the Data Room set out in schedule 6

Disclosure Letter means the letter dated the same date as this Agreement from the Seller to the Buyer in relation to the Warranties

Disclosed Schemes means:

(a) the Stakeholder Scheme; and

(b) the Friends Provident Group Personal Pension

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;

Group means the Company and each of its subsidiaries and Group Company and member of the Group shall be construed accordingly

Guarantee means any guarantee, indemnity, suretyship, letter of comfort, security, right of set-off or other obligation given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person

Iain McKenzie Compromise Agreement means the compromise agreement in the Agreed Form to be entered into by Iain McKenzie and MEM Capital Limited

Iain McKenzie Restrictive Covenant means the restrictive covenant in the Agreed Form to be entered into by Iain McKenzie

Interim Accounts means the unaudited profit and loss statement and balance sheet of each Group Company, for each fiscal period or part thereof of each such Group Company commencing on 1 January 2010 and ending on 30 September 2010

KYC Records means the evidence (documents or otherwise) required to verify each Customer’s identity for anti money laundering purposes in connection with his Customer Account

Loan means any form of credit provided to a Customer under a Customer Loan Agreement

MEM means MEM Consumer Finance Limited further details of which are set out in part 2 of schedule 1

MEM Holdings means MEM Holdings Limited further details of which are set out in part 2 of schedule 1

MEM Holdings Shares means 39,118 B ordinary shares of 0.01 pence each and the 140,617 C ordinary shares of 0.01 pence each in the capital of MEM Holdings

MEM US Licence means the licence in the Agreed Form pursuant to which MEM and Parker Fox will grant a licence to the Seller or its nominee to use certain software in the United States in accordance with its terms

Minority SPA means the sale and purchase agreement, in the Agreed Form, to be entered into between, amongst others, the Seller and Iain McKenzie on or about the date of this agreement

NatWest Facility means together the £30,000 corporate card facility and the £1,500,000 Bankline Daily Settlement/Intraday Limit Facility in each case with Natwest

OFT Decision shall mean the publication of decision on the OFT website (www.oft.gov.uk) or, if earlier, written notification to the Buyer

Ombudsman means the Financial Ombudsman Services established under the Financial Services and Markets Act 2000

Parker Fox means Parker Fox Limited further details of which are set out in part 2 of schedule 1

Parker Fox Agreement means the sale and purchase agreement between the Sellers (as defined therein) and MEM dated 14 December 2010 pursuant to which MEM acquired the entire share capital of Parker Fox

Parker Fox Business and Assets means the business, assets and liabilities of Parker Fox

Profitability means the earnings before interest, taxes, depreciation and amortisation (EBITDA) calculated on a basis consistent with the Accounts

Projections means the projections for the Business set out in document 3.8.8 in the Data Room

Promissory Note Amount means the principal amount and all accrued interest owed by the Company to the Seller’s Guarantor as at the Completion Date pursuant to the promissory note set out in document 3.2.125 in the Data Room (Promissory Note)

Properties means the leasehold properties, details of which are set out in schedule 7 and Property means any of them and, in each case, includes each and every part of, and any building on, each relevant Property

PUK Shares means the 1,021,215 ordinary shares of £0.01 each and the 15,094,229 redeemable preference shares of £1 each in the capital of the Company

Purchase Price has the meaning given in clause 5

Relief has the meaning given in part 1 of schedule 8 (Tax)

Sale Shares means together the PUK Shares and the MEM Holdings Shares

Security Interest means any claim, mortgage, lien, pledge, charge, encumbrance, hypothecation, trust, option, right to acquire, right of pre-emption or any other restriction or third party right or interest (legal or equitable) or any other security interest of any kind however created or arising (or any agreement or arrangement to create any of them)

Seller Announcement means the announcement to be made by the Seller in the Agreed Form

Seller’s Group means the Seller, any of its subsidiaries (excluding each Group Company), any of its holding companies (including the Seller’s Guarantor) and any subsidiary of any of its holding companies, in each case for the time being and member of the Seller’s Group shall be construed accordingly

Seller’s Solicitors means Addleshaw Goddard LLP of Milton Gate, 60 Chiswell Street, London EC1Y 4AG

Stakeholder Scheme means the Friends Provident Pensions Limited Stakeholder Scheme

Target Working Capital Amount means GBP20,365,838 if the Completion Date falls between 14 February 2011 and 28 February 2011 (inclusive), GBP18,862,756 if the Completion Date falls between 1 March 2011 and 15 March 2011 (inclusive), GBP19,431,839 if the Completion Date falls between 16 March 2011 and 31 March 2011 and GBP20,431,839 if the Completion Date falls between 1 April 2011 and 19 April 2011

Tax and Taxation have the meanings given in part 1 of schedule 8 (Tax)

Tax Covenant means the tax covenant set out in part 2 of schedule 8 (Tax)

Tax Warranties means the warranties set out in part 3 of schedule 8 (Tax)

Termination Fee means the amount set out in schedule 12 (Termination Fee)

Transaction Documents means this Agreement, the Disclosure Letter and each of the documents referred to in this Agreement as being in the Agreed Form and any document from time to time entered into pursuant to or in connection with this Agreement

Warranties means the Tax Warranties and the warranties set out in schedule 3 (Warranties)

Warranty Claim means all and any claims against the Seller under any of the Warranties

1.2
In addition to the terms defined in clause 1.1, certain other terms are defined elsewhere in this Agreement and those definitions also apply elsewhere in this Agreement unless the context otherwise requires.

2	Interpretation

2.1	In this Agreement, unless the context otherwise requires:

(a)
references to clauses and schedules are to clauses of, and schedules to, this Agreement respectively and references in a schedule or part of a schedule to paragraphs are to paragraphs of that schedule or that part of that schedule respectively;

(b)	references to this Agreement or any other document are to this Agreement or that document as amended from time to time;

(c)
words importing any gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals, bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident) and vice versa;

(d)
in the Agreed Form means, in relation to any document, that document in the form agreed and, for the purposes of identification, signed or initialled by or on behalf of the parties with such alterations as the parties agree in writing before Completion;

(e)
a person is be deemed to be associated with another person or an associated person of that other person if the person is an associate of the other person within the meaning of section 435 of the Insolvency Act 1986;

(f)
a reference to a statute or statutory provision includes a reference to any subordinate legislation (as defined by section 21(1) of the Interpretation Act 1978) made under that statute or provision); and

(g)	a reference to a statute, statutory provision or subordinate legislation includes a reference to:

(i)	any statute, statutory provision or subordinate legislation which it has consolidated, superseded, re-enacted or replaced (whether with or without modification); and

(ii)
that statute, provision or subordinate legislation as for the time being modified or consolidated, superseded, re-enacted or replaced (whether with or without modification) after the date of this Agreement, save to the extent that such consolidations, re-enactments, replacements or modifications taking effect after the date of this Agreement would impose any greater obligations or liabilities on the Seller or the Seller’s Guarantor provided that for the avoidance of doubt nothing in this clause 2.1(g) shall be interpreted to restrict the application of the Condition set out in clause 4.1(b).

2.2	The headings and contents table in this Agreement are for convenience only and do not affect its interpretation. The schedules form part of this Agreement.

2.3
In this Agreement, the words “other”, “includes”, “including” and “in particular” do not limit the generality of any preceding words and any words which follow them will not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

3	Sale and purchase of the Sale Shares

3.1
Subject to the provisions of clause 4, the Seller agrees to sell the Sale Shares and the Buyer agrees to buy the Sale Shares with effect from Completion, free from any Security Interest and together with all rights and benefits attaching or accruing to the Sale Shares, at Completion.

3.2	The Seller:

(a)	covenants with the Buyer that it:

(i)	has the right to sell and transfer to the Buyer the full legal and beneficial interest in the PUK Shares on the terms set out in this agreement; and

(ii)	will at Completion have the right to sell and transfer to the Buyer the beneficial interest in the MEM Holdings Shares on the terms set out in this agreement;

(b)	waives all rights of pre-emption which it may have in respect of the transfer to the Buyer of the Sale Shares (or any of them).

4	Conditions

4.1	The sale and purchase of the Sale Shares is conditional on each of the following conditions being fulfilled, satisfied or waived (the Conditions):

(a)
the Office of Fair Trading (OFT) having provided the OFT Decision that it does not intend to refer the proposed acquisition of the Sale Shares by the Buyer, or any matter arising or relating to that proposed acquisition, to the Competition Commission for investigation (the OFT Condition);

(b)	no Material Adverse Change occurring between the date of this Agreement and the date on which the OFT Condition is fulfilled, satisfied or waived pursuant to the provisions of clause 4.15 and, for the purposes of this clause, Material Adverse Change shall mean the implementation, notification or announcement of any change to any statutory or other binding or advisory legislative or regulatory provision (including any OFT decision or directive imposed on MEM or the short-term and/or pay day loan industry requiring a change of MEM’s then current business practices) which directly relates to or impacts the business of providing short-term and/or pay day loans and is reasonably likely to result in a reduction of £4,400,000 in the projected Profitability of the Business (using the Projections as a reference for determining such impact) for the 12 month period following such announcement.

(c)
the Buyer having available to it, on an unconditional basis and on terms satisfactory to it in its sole discretion, debt financing facilities or the proceeds of an issuance of debt securities in a public and/or private offering, or any other financing, (Financing) of an amount not less than the Purchase Price (the Financing Condition); and

(d)	the Minority SPA having completed in accordance with its terms (the Minority SPA Condition).

4.2
The Buyer and the Seller shall use all reasonable endeavours to procure (so far as they are each able to procure) that the OFT Condition is satisfied on or before the earlier of (i) 24 March 2011 and (ii) the date falling 50 Business Days from the date on which the OFT confirms that the form of the OFT Submission is satisfactory (the OFT Long Stop Date). In order to satisfy the OFT Condition the Buyer shall:

(a)	procure the filing of a submission to the OFT (OFT Submission) as soon as reasonably practicable and in any event no later than 14 January 2011;

(b)
respond as soon as reasonably practicable (with a target response time of not more than five Business Days) and in any event within any applicable time limit to any request, formal or informal, for information or other input from the OFT;

(c)	not enter into (and will procure that no member of the Buyer’s Group enters into) any other acquisition agreement relating to an entity involved in either:

(i)	the business of providing short-term and/or pay day loans in the UK; or

(ii)	the business of providing consumer credit in the UK;

which might reasonably be expected to delay, impede or prejudice the fulfilment of the OFT Condition;

(d)	as soon as reasonably practicable notify the Seller of any material communication (whether written or oral) received from the OFT;

(e)
give the Seller reasonable notice of and the opportunity for it or any advisers of the Seller’s Group to attend all material meetings and telephone calls with the OFT (save to the extent that the OFT expressly requests that the Seller should not be present or represented at the meeting or part(s) of the meetings); and

(f)
provide the Seller with drafts of all material written communications intended to be sent to the OFT and give the Seller a reasonable opportunity to comment thereon and not submit its communications without the prior agreement (such agreement not to be unreasonably withheld or delayed) of the Seller (save that in relation to all disclosures under this clause, business secrets and other confidential material may be provided on an outside counsel to counsel, confidential basis only),

provided that nothing in sub-clauses (a) to (f) (inclusive) shall be interpreted or operate to limit the Buyer’s obligation to use all reasonable endeavours to procure that the OFT Condition is satisfied.

4.3
If the Buyer receives the OFT Decision by written notification it shall notify the Seller in writing of the fulfilment of the OFT Condition as soon as reasonably practicable and in any event with 1 Business Day of the Buyer receiving written notification.

4.4
If the OFT Condition is not satisfied on or before the OFT Long Stop Date or if the OFT Decision is to refer the proposed acquisition of the Sale Shares by the Buyer, or any matter arising or relating to that proposed acquisition, to the Competition Commission for investigation, the Buyer or the Seller may elect to terminate this agreement by written notice to the other and upon giving such notice:

(a)	except for this subclause, clauses 1, 2, 10, 16, 18 and 19 all the provisions of this Agreement shall lapse and cease to have effect; but

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation.

4.5
Contemporaneously with the Buyer using all reasonable endeavours to procure that the OFT Condition is satisfied, the Buyer shall take such steps as are, in it sole discretion, reasonable, to enable it to fulfil, satisfy or waive the Financing Condition on or before the date falling not later than twenty Business Days following the later of (i) the date on which the OFT Condition is satisfied and (ii) the date on which Required Financial Information is delivered to the Buyer, and in any event on or before 14 April 2011 (the Final Long Stop Date).

4.6
If the OFT Condition has been satisfied, there has been no Material Adverse Change prior to satisfaction of the OFT Condition but the Financing Condition is not satisfied by the Final Long Stop Date, the Buyer irrevocably undertakes to pay the Seller the Termination Fee.

4.7
The Buyer shall notify the Seller in writing of the fulfilment of the Financing Condition as soon as reasonably practicable and in any event within 1 Business Day of the Buyer becoming aware of such fulfilment.

4.8
During the period commencing on the date of this Agreement and ending on the earlier of the Final Longstop Date and the Completion Date, the Seller shall and shall procure so far as it is reasonably able to do so that each relevant member of the Seller’s Group and each Group Company shall provide, and shall cause their respective directors, officers and employees to provide, so far as they are each reasonably able to, in each case upon reasonable notice from the Buyer, and at the Buyer’s cost (but only to the extent the Seller or any member of the Seller’s Group incurs out of pocket expenses directly related to the co-operation efforts described below and in clause 4.9), such reasonable assistance and cooperation (including where necessary providing appropriate instructions to auditors), including reasonable access to information and personnel of the Group, during normal office hours, which is reasonably required for the Buyer to satisfy the Financing Condition (including the preparation of the Required Financial Information as set out in clause 4.9 and the preparation of customary proforma financial information for the 12 month period ended June 30, 2010 and the six month period ended December 31, 2010) provided that (i) such assistance and cooperation and access to information and personnel of the Group does not unreasonably interfere with the ongoing operations of any member of the Seller’s Group or any Group Company or otherwise impair, in any material respect, the ability of any officer or executive of any member of the Seller’s Group or any Group Company to carry out their duties to the relevant member of the Seller’s Group or the relevant Group Company and (ii) the Buyer agrees that it would not be reasonable to require information considered by the Seller, acting in good faith, to be commercially sensitive.

4.9	Without limiting the generality of the provisions of clause 4.8 the Seller shall, and shall procure that each relevant member of the Seller’s Group shall:

(a)
use its reasonable endeavours to prepare and furnish by no later than 28 February 2011 audited consolidated financial statements for the annual financial periods ending December 31, 2008, 2009 and 2010 of the Group (the Required Financial Information), that in the opinion of the Seller and its auditors have been prepared in accordance with United States Generally Accepted Accounting Principles and include such information that in the reasonable opinion of the Seller and its auditors is required by Regulation S-X under the U.S. Securities Act of 1933, as amended (the Securities Act), as is customarily included in either public offerings under the Securities Act or private placements resold under Rule 144A of the Securities Act, to consummate the offerings of debt securities; and

(b)
use its reasonable endeavours to procure that the auditors of the Group provide the Buyer with customary accountants’ comfort or negative assurance letters and consents relating to financial information of the Group Companies as reasonably requested by the Buyer.

4.10	The Seller hereby consents, and shall procure that each Group Company consents, to the use of its respective logo in connection with the Financing.

4.11
Notwithstanding anything herein to the contrary, the Seller acknowledges and agrees that the Buyer and any other member of the Buyer’s Group may publicly disclose the Required Financial Information, other material information regarding the Group and the transactions contemplated hereby in connection with the Financing and that any such disclosure shall not be deemed to be a breach of this Agreement provided that the Buyer shall provide to the Seller drafts of any public documents containing information regarding the Group which the Buyer intends to publish and shall afford the Seller not less than two Business Days to consent to the publication of such documents and shall have obtained such consent (such consent not to be unreasonably withheld or delayed).

4.12
Notwithstanding anything in this Agreement to the contrary, neither the Seller nor prior to Completion any Group Company shall be required to: (i) pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing undertaken to meet the Financing Condition (or any replacements thereof); or (ii) to indemnify any person in connection with the Financing undertaken to meet the Financing Condition. For the avoidance of doubt, Buyer shall reimburse the Seller, the Seller’s Guarantor and each member of the Group Company for all reasonable out of pocket costs, fees and expenses incurred in connection with such assistance and cooperation as may be requested and provided pursuant to clauses 4.8 to 4.11 (inclusive) above.

4.13
The Buyer shall pay to the Seller an amount equal to the amount which would be required to indemnify the Seller, each member of the Seller’s Group and each Group Company against all actions, proceedings, losses, claims, damages, liabilities, costs, charges and expenses which any of them may suffer or incur in respect of or arising in connection with the disclosure

(including for the avoidance of doubt the inclusion of any information of Required Financial Information (or any part thereof) in any documentation relating to any public or private offering or placement of any equity or debt) by or on behalf of the Buyer or any member of the Buyer’s Group of any information obtained by the Buyer or any member of the Buyer’s Group pursuant to the provisions of clauses 4.8 and 4.9, including the Required Financial Information but only to the extent that such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact regarding any Group Company necessary in order to make such Required Financial Information not misleading.

4.14
If any of the Conditions is not fulfilled, satisfied, or waived by the party entitled to the benefit of such Condition, or if any of the Conditions ceases to be capable of fulfilment or satisfaction, on or before the Final Long Stop Date:

(a)	except for this subclause, clauses 1, 2, 4.6, 10, 16, 18, 19 all the provisions of this Agreement shall lapse and cease to have effect; but

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

4.15
Subject to the Seller’s right of termination pursuant to the provisions of clause 4.4, the Buyer may at any time before the time specified in clause 4.2 or 4.5 (as the case may be) by notice to the Seller waive the Conditions or (or any of them) in whole or in part.

4.16
If the Buyer has not procured the filing of the OFT Submission on or before 14 January 2011 the Seller shall be entitled to terminate this Agreement by written notice to the Buyer and upon giving such notice:

(a)	except for this subclause, clauses 1, 2, 10, 16, 18 and 19 all the provisions of this Agreement shall lapse and cease to have effect; but

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation provided that if the Seller terminates this Agreement pursuant to this clause 4.16 the Seller’s only remedy shall be termination of the Agreement..

5	Purchase Price

5.1	Subject to adjustment in accordance with clause 6 and schedule 11, the total aggregate consideration for the sale of the Sale Shares is US$195,000,000 (Purchase Price) less the Promissory Note Amount.

5.2	The Seller shall provide the Buyer with written notice of the quantum of the Promissory Note Amount no later than two Business Days before the Completion Date.

6	Working Capital Adjustment

6.1
It is acknowledged by the parties that the Purchase Price has been determined on the basis that at Completion the Actual Working Capital Amount will be not less than the Target Working Capital Amount. The Purchase Price shall be adjusted following Completion to reflect any difference between the Actual Working Capital Amount and the Target Working Capital Amount as follows:

(a)	if the Completion Date falls between 14 February 2011 and 28 February 2011 (inclusive) and:

(i)
the Actual Working Capital Amount is less than GBP19,347,546, the Seller shall pay to the Buyer an amount in US$ equal to the difference between the relevant Target Working Capital Amount and the Actual Working Capital Amount;

(ii)
the Actual Working Capital Amount is more than GBP21,384,130, the Buyer shall pay to the Seller an amount in US$ equal to the difference between Actual Working Capital Amount and the relevant Target Working Capital Amount;

(iii)
if the Actual Working Capital Amount is greater than the minimum in (i) above and less than the maximum in (ii) above no payment between the Buyer and the Seller shall be made pursuant to the provisions of this clause 6 or schedule 11;

(b)	if the Completion Date falls between 1 March 2011 and 15 March 2011 (inclusive) and:

(i)
the Actual Working Capital Amount is less than GBP17,919,618, the Seller shall pay to the Buyer an amount in US$ equal to the difference between the relevant Target Working Capital Amount and the Actual Working Capital Amount;

(ii)
the Actual Working Capital Amount is more than GBP19,805,894, the Buyer shall pay to the Seller an amount in US$ equal to the difference between Actual Working Capital Amount and the relevant Target Working Capital Amount;

(iii)
if the Actual Working Capital Amount is greater than the minimum in (i) above and less than the maximum in (ii) above no payment between the Buyer and the Seller shall be made pursuant to the provisions of this clause 6 or schedule 11.

(c)	if the Completion Date falls between 16 March 2011 and 31 March 2011 (inclusive) and:

(i)
the Actual Working Capital Amount is less than GBP18,460,247, the Seller shall pay to the Buyer an amount in US$ equal to the difference between the relevant Target Working Capital Amount and the Actual Working Capital Amount;

(ii)
the Actual Working Capital Amount is more than GBP20,403,431, the Buyer shall pay to the Seller an amount in US$ equal to the difference between Actual Working Capital Amount and the relevant Target Working Capital Amount;

(iii)
if the Actual Working Capital Amount is greater than the minimum in (i) above and less than the maximum in (ii) above no payment between the Buyer and the Seller shall be made pursuant to the provisions of this clause 6 or schedule 11.

(d)	if the Completion Date falls between 1 April 2011 and 19 April 2011:

(i)
the Actual Working Capital Amount is less than GBP19,460,247, the Seller shall pay to the Buyer an amount in US$ equal to the difference between the relevant Target Working Capital Amount and the Actual Working Capital Amount;

(ii)
the Actual Working Capital Amount is more than GBP21,403,431, the Buyer shall pay to the Seller an amount in US$ equal to the difference between Actual Working Capital Amount and the relevant Target Working Capital Amount;

(iii)
if the Actual Working Capital Amount is greater than the minimum in (i) above and less than the maximum in (ii) above no payment between the Buyer and the Seller shall be made pursuant to the provisions of this clause 6 or schedule 11.

6.2	Payments pursuant to clause 6.1 shall be converted into US$ at the closing mid-point rate as quoted by the Financial Times, London edition on the Completion Date.

6.3
Following Completion the Buyer shall procure that a draft of the Completion Statement is prepared and delivered to the Seller in accordance with the provisions of schedule 11. The final form of the Completion Statement shall be agreed, modified or determined in accordance with the provisions of part 1 of schedule 11.

6.4
The Buyer or the Seller (as the case may be) shall pay to the other the amount due pursuant to clause 6.1 no later than five Business Days after the date on which the Completion Statement is agreed or determined.

7	Completion

7.1
Completion will take place on the Completion Date, immediately after the Minority SPA Condition has been satisfied, fulfilled or waived at the offices of the Seller’s Solicitors or at any other place and time that the Seller and the Buyer agree in writing.

7.2	Until Completion the provisions of schedule 10 shall apply.

7.3	At Completion, the parties shall comply with their respective obligations in schedule 2 (Completion matters).

7.4	Part 2 of schedule 8 (Tax) applies with effect from Completion.

7.5	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless:

(a)	the purchase of all the Sale Shares is completed simultaneously; and

(b)	the Seller complies with each of its obligations pursuant to schedule 2.

8	Indebtedness and Guarantees

8.1
The Seller shall procure that on Completion all indebtedness owing immediately before Completion from the Seller or any person connected with the Seller to any Group Company is or has been satisfied in full together with all interest accruing on it up to Completion.

8.2
The Seller shall procure that on Completion all indebtedness owing immediately before Completion from any Group Company to any third party, other than trade indebtedness incurred in the ordinary course of business and amounts drawn pursuant to the NatWest Facility, is or has been satisfied in full together with all interest accruing on it up to Completion. The Seller shall pay to the Buyer an amount equal to the amount which would be required to indemnify the Buyer and each Group Company against all actions, proceedings, losses, claims, damages, liabilities, costs, charges and expenses which any of them may suffer or incur following Completion in respect of any indebtedness owing immediately before Completion from any Group Company to any third party, other than trade indebtedness incurred, and amounts drawn pursuant to the NatWest Facility, in each case in the ordinary course of business.

8.3
The parties acknowledge that the Purchase Price has been agreed on the basis that no indebtedness of any kind (whether or not then presently payable) will be owing immediately after Completion by any Group Company to the Seller, any person connected with the Seller or any third party (excluding for the avoidance of doubt indebtedness incurred in the ordinary course of trading to suppliers and any amounts drawn under the NatWest Facility in the ordinary course).

8.4
If it is established at any time after Completion that any indebtedness of any kind (whether or not then presently payable) other than the Promissory Note Amount was owing on Completion by any Group Company to the Seller or any person connected with the Seller, then the Seller shall procure that the Seller or person connected with the Seller to which that indebtedness is owing shall waive that indebtedness by executing a deed of waiver in such form as the Buyer shall reasonably require or, if that is not permissible or practicable, shall procure that such indebtedness is discharged or otherwise eliminated at no cost to any member of the Buyer’s Group or any Group Company..

8.5	The Seller shall:

(a)
procure that on Completion each Group Company is released from all guarantees and indemnities given by that Group Company in respect of any liability or obligation of the Seller or any person connected with the Seller.

(b)
pay to the Buyer an amount equal to the amount which would be required to indemnify the Buyer and each Group Company against all actions, proceedings, losses, claims, damages, liabilities, costs, charges and expenses which any of them may suffer or incur following Completion in respect of any claim made under any of the guarantees and indemnities referred to in clause 8.5(a).

8.6	The Buyer shall:

(a)
procure that on Completion or as soon as practicable the Seller and each member of the Seller’s Group is released from all guarantees and indemnities given by such member of the Seller’s Group in respect of any liability or obligation of a Group Company which are identified in Data Room documents 3.6.4, 3.6.9 and 3.6.12.

(b)
pay to the Seller an amount equal to the amount which would be required to indemnify the Seller and each other member of the Seller’s Group against all actions, proceedings, losses, claims, damages, liabilities, costs, charges and expenses which any of them may suffer or incur in respect of any claim made under any of the guarantees and indemnities referred to in clause 8.6(a).

9	Warranties

9.1	The Seller warrants to the Buyer in the terms of the Warranties at the date of this Agreement.

9.2
Save as provided in clause 9.3, except where expressly stated or where the context otherwise requires in schedule 3, each of the Warranties shall be deemed repeated at the date of this Agreement by the Seller in relation to each Group Company and any reference in schedule 3 to the Company shall be deemed to be a reference to each Group Company.

9.3
Save in relation to warranty 8 (Information Technology), 9 (Intellectual Property) and 14.3 (Group Companies) the Warranties shall not be given, or deemed repeated pursuant to the provision of clause 9.2, in relation to Parker Fox or the Parker Fox Business and Assets (or any part of them) and accordingly no reference in schedule 3 to the Company, Group Company or Group (or any other reference which might otherwise be deemed to be a reference to Parker Fox) shall be deemed to be a reference to Parker Fox or the Parker Fox Business and Assets (or any part of them) save where such term is used in warranties 8 (Information Technology), 9 (Intellectual Property) or 14.3 (Group Companies).

9.4	The Warranties are qualified to the extent of those matters fairly disclosed in the Disclosure Letter.

9.5
Any Warranty which is qualified as being given “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or qualified by any similar expression, is deemed to have been given after reasonable enquiry of John Davis, Kirsty Auchincloss, Iain McKenzie, David Hughes, Raj Singh and Emma Steeley at the date of this Agreement.

9.6	Each Warranty is to be construed as a separate and independent warranty and, save as provided otherwise in this Agreement, will not be limited by reference to any other Warranty.

9.7	Neither the Warranties, nor any rights or remedies in respect of them, will be extinguished or affected by Completion.

9.8
The Seller also hereby warrants to the Buyer that the terms so warranted by it pursuant to clause 9.1 in respect of the Warranties set out in paragraphs 14.6 and 15 (in respect of the Seller only) shall be deemed repeated immediately before Completion with reference to the facts and circumstances then prevailing.

9.9	Any payment made by the Seller in respect of a Claim shall, to the maximum extent possible, be deemed to be a reduction in the Purchase Price.

10	Limitations on the Seller’s liability

10.1	The liability of the Seller pursuant to this Agreement is subject to the provisions of schedule 4 (Limitations on the Seller’s liability).

10.2	The provisions of schedule 4 (Limitations on the Seller’s liability) will not apply to any claim insofar as it results from the fraud of the Seller.

11	Buyer’s Warranties

11.1	The Buyer warrants to the Seller in the terms of the Buyer’s Warranties as at the date of this Agreement.

11.2
The Buyer also hereby warrants to the Seller that the terms so warranted by it pursuant to clause 11.1 shall be deemed repeated immediately before Completion with reference to the facts and circumstances then prevailing.

12	Restrictive Covenants

12.1	In this clause 12, unless the context otherwise requires:

Restricted Area means the United Kingdom

Restricted Period the period of three years commencing on the Completion Date

Restricted Services means single drawdown (non-revolving), single repayment, pay day loans originated over the internet regardless of the repayment medium

Senior Individual means John Davis, Kirsty Auchincloss, Tim Trailer, Raj Singh, Emma Steeley, Nigel Rheam and Peter Trubshaw

12.2
The Seller undertakes to the Buyer and each Group Company that, without the prior written consent of the Buyer, the Seller shall not, and no member of the Seller’s Group shall, within the Restricted Period, whether alone or jointly, and whether as principal or agent, with or for or on behalf of another and whether directly or indirectly:

(a)
carry on or be engaged or employed in or concerned in or (except as the owner for investment of securities dealt in on a recognised investment exchange (as defined by section 285 of the Financial Services and Markets Act 2000) and not exceeding 5% in nominal value of the securities of the relevant class) be interested in any business which is, or is about to be, engaged in the supply of the Restricted Services in the Restricted Area in competition with the Business at that time;

(b)	employ or engage any Senior Individual whilst they are employed by any member of the Buyer’s Group or induce such person to leave the service of any member of the Buyer’s Group.

12.3
The restriction in clause 12.2(a) shall not operate to prohibit any acquisitions and subsequent operation and trading of any company and/or business (Subsequent Acquisition) by any member of the Seller’s Group where the acquired company and/or business carries on or is engaged, concerned or interested in the provision of Restricted Services in the Restricted Area (and the provision of such Restricted Services in the Restricted Area represents, at the time of acquisition, 15% or less of the acquired company’s and/or business’ turnover). A Subsequent Acquisition includes:

(a)	the related acquisition of both a business and assets and/or shares in a company or other corporate entity; and/or

(b)	a number of related acquisitions of businesses and assets and/or shares in a company or other corporate entity,

and in each case the acquisition(s) shall be treated as a single acquisition for the purposes of assessing whether or not the 15% threshold has been reached.

12.4
The restriction in clause 12.2(b) shall not operate to prohibit the publication of a bona fide general recruitment advertisement which is not, in its terms or by way of the extent or mode of its publication, directed solely or principally at Senior Individuals and any such publication shall not be a breach of clause 12.2(b).

13	Post-Completion matters

13.1
The Seller shall for so long as it remains the registered holder of any of the PUK Shares after Completion hold those PUK Shares with all rights and benefits attaching or accruing to them on or after the date of this Agreement as bare trustee for the Buyer absolutely.

13.2
The Seller shall after Completion and until such time as the Buyer is registered as the holder of the MEM Holdings Shares hold the MEM Holdings Shares with all rights and benefits attaching or accruing to them on or after the date of this Agreement as bare trustee for the Buyer absolutely.

13.3
Each party shall execute or, so far as it is able, procure the execution of all documents and/or do or, so far as it is able, procure the doing of all acts and things that the other party reasonably requires after Completion to give effect to the provisions of this Agreement and any other Transaction Document provided that nothing in this clause shall oblige the Seller to pay stamp duty or SDRT in respect of the transfer of the Sale Shares pursuant to this Agreement.

13.4
During the period of seven years from Completion, the Buyer shall and shall procure that all members of the Buyer’s Group and each Group Company shall, so far as they are each able and upon reasonable notice from the Seller, give such assistance, supply or procure to be supplied such papers and information, and permit access to such of the accounting and other records of each Group Company as the Seller may reasonably request so as to enable the Seller (or any member of the Seller’s Group) to comply with such accounting, regulatory or statutory requirements as may be applicable to the Seller or any member of the Seller’s Group.

14	Seller’s Guarantee

14.1	The Seller’s Guarantor unconditionally and irrevocably:

(a)	guarantees to the Buyer the payment when due of all amounts payable by the Seller under or pursuant to this Agreement;

(b)	undertakes to procure that the Seller will perform when due all its obligations under or pursuant to this Agreement;

(c)
agrees that if and each time that the Seller fails to make any payment when it is due under or pursuant to this Agreement, the Seller’s Guarantor shall on demand (without requiring the Buyer or any Group Company first to take steps against the Seller or any other person) pay that amount to the Buyer as if it were the principal obligor in respect of that amount; and

(d)
agrees as if it were the principal obligor to indemnify the Buyer against all losses and damages sustained by the Buyer or any Group Company flowing from any non-payment or default of any kind by the Seller under or pursuant to this Agreement.

14.2	The Seller’s Guarantor’s obligations under this clause will not be affected by:

(a)	any time or indulgence granted to, or composition with, the Seller or any other person;

(b)	any intermediate payment or settlement of account or by any change in the constitution or control of, or the insolvency of, or bankruptcy, winding-up or analogous proceedings relating to the Seller;

(c)	the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, or any right, guarantee, remedy or security from or against the Seller or any other person;

(d)	any variation or change to the terms of this agreement; or

(e)	any unenforceability or invalidity of any obligation of the Seller, so that this Agreement shall be construed as if there were no such unenforceability or invalidity;

provided, however, neither the Buyer nor any member of the Buyer’s Group shall have any greater rights against the Seller’s Guarantor than they have against the Seller under this Agreement.

14.3
Until all amounts which may be or become payable under this agreement have been irrevocably paid in full, the Seller’s Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of the Buyer or claim or prove in competition with the Buyer or any Group Company against the Seller or any other person or claim any right of contribution, set-off or indemnity.

14.4
The Seller’s Guarantor will not take or hold any security from the Seller in respect of this Agreement and any such security which is held in breach of this provision will be held by the Seller’s Guarantor in trust for the Buyer.

14.5
The provisions of this clause may with the prior written consent of the Buyer and, subject to paragraph (b) below, be enforced by any Group Company against the Seller’s Guarantor under the Contracts (Rights of Third Parties) Act 1999.

(a)	No Group Company shall have any greater rights against the Seller’s Guarantor than they have against the Seller under this agreement.

(b)
The provisions of this clause may be varied or terminated by agreement between the Seller and the Buyer (and the Buyer may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of any Group Company.

14.6
The Seller’s Guarantor must reimburse the Buyer and each Group Company for all legal and other costs (including VAT to the extent irrecoverable) incurred by the Buyer or that Group Company in connection with the enforcement of the Seller’s Guarantor’s obligations under this Agreement.

14.7	The Seller’s Guarantor warrants to the Buyer that:

(a)
it has the power to execute and deliver this Agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)	this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms;

(c)
the execution and delivery by the Seller’s Guarantor of this Agreement and the performance of its obligations under it do not and will not violate or conflict with or constitute a default under any law, rule or regulation applicable to it, any provisions of its constitutional documents, any order or judgment of any court or other agency or government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(d)
all authorisations from, and all notices or filings with, any governmental or other authority that are necessary to enable the Seller’s Guarantor to execute, deliver and perform its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(e)
no order has been made and no resolution has been proposed or passed for the winding up of or for a provisional liquidator to be appointed in respect of the Seller’s Guarantor and no petition has been presented for the purpose of winding up the Seller’s Guarantor;

(f)
no administration order has been made in respect of the Seller’s Guarantor and no petition or other application to the court for such an order has been presented or made and no administrator has been appointed (or notice of intention so to appoint filed in court) in respect of the Seller’s Guarantor;

(g)
no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Seller’s Guarantor or in respect of all or any material part of the Seller’s Guarantor’s assets;

(h)	no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Seller’s Guarantor;

(i)	no distress, execution or other process has been levied or threatened in respect of any of the Seller’s Guarantor’s assets;

(j)	No event analogous to any of the circumstances mentioned in any of the foregoing sub-paragraphs 14.7(e) to 14.7(i) has occurred in relation to the Seller’s Guarantor outside England.

15	Buyer’s Guarantee

15.1	The Buyer’s Guarantor unconditionally and irrevocably:

(a)	guarantees to the Seller the payment when due of all amounts payable by the Buyer under or pursuant to this Agreement;

(b)	undertakes to procure that the Buyer will perform when due all its obligations under or pursuant to this Agreement;

(c)
agrees that if and each time that the Buyer fails to make any payment when it is due under or pursuant to this Agreement, the Buyer’s Guarantor shall on demand (without requiring the Seller or any member of the Seller’s Group first to take steps against the Buyer or any other person) pay that amount to the Seller as if it were the principal obligor in respect of that amount; and

(d)
agrees as if it were the principal obligor to indemnify the Seller against all losses and damages sustained by the Seller or any member of the Seller’s Group flowing from any non-payment or default of any kind by the Buyer under or pursuant to this Agreement.

15.2	The Buyer’s Guarantor’s obligations under this clause will not be affected by:

(a)	any time or indulgence granted to, or composition with, the Buyer or any other person;

(b)	any intermediate payment or settlement of account or by any change in the constitution or control of, or the insolvency of, or bankruptcy, winding-up or analogous proceedings relating to the Buyer;

(c)	the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, or any right, guarantee, remedy or security from or against the Buyer or any other person;

(d)	any variation or change to the terms of this agreement; or

(e)	any unenforceability or invalidity of any obligation of the Buyer, so that this Agreement shall be construed as if there were no such unenforceability or invalidity;

provided, however, neither the Seller nor any member of the Seller’s Group shall have any greater rights against the Buyer’s Guarantor than they have against the Buyer under this Agreement..

15.3
Until all amounts which may be or become payable under this agreement have been irrevocably paid in full, the Buyer’s Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of the Seller or claim or prove in competition with the Seller or any Group Company against the Buyer or any other person or claim any right of contribution, set-off or indemnity.

15.4
The Buyer’s Guarantor will not take or hold any security from the Buyer in respect of this Agreement and any such security which is held in breach of this provision will be held by the Buyer’s Guarantor in trust for the Seller.

15.5
The provisions of this clause may with the prior written consent of the Seller and, subject to paragraph (b) below, be enforced by any member of the Seller’s Group against the Buyer’s Guarantor under the Contracts (Rights of Third Parties) Act 1999.

(a)	No member of the Seller’s Group shall have any greater rights against the Buyer’s Guarantor than they have against the Buyer under this agreement.

(b)
The provisions of this clause may be varied or terminated by agreement between the Seller and the Buyer (and the Seller may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of any member of the Seller’s Group.

15.6
The Buyer’s Guarantor must reimburse the Seller and each member of the Seller’s Group for all legal and other costs (including VAT to the extent irrecoverable) incurred by the Seller or that member of the Seller’s Group in connection with the enforcement of the Buyer’s Guarantor’s obligations under this Agreement.

15.7	The Buyer’s Guarantor warrants to the Seller that:

(a)
it has the power to execute and deliver this Agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)	this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms;

(c)	the execution and delivery by the Buyer’s Guarantor of this Agreement and the performance of its obligations under it do not and will not violate or conflict with or constitute a default under any law, rule or regulation applicable to it, any provisions of its constitutional documents, any order or judgment of any court or other agency or government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(d)
all authorisations from, and all notices or filings with, any governmental or other authority that are necessary to enable the Buyer’s Guarantor to execute, deliver and perform its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

(e)
no order has been made and no resolution has been proposed or passed for the winding up of or for a provisional liquidator to be appointed in respect of the Buyer’s Guarantor and no petition has been presented for the purpose of winding up the Buyer’s Guarantor;

(f)
no administration order has been made in respect of the Buyer’s Guarantor and no petition or other application to the court for such an order has been presented or made and no administrator has been appointed (or notice of intention so to appoint filed in court) in respect of the Buyer’s Guarantor;

(g)
no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Buyer’s Guarantor or in respect of all or any material part of the Buyer’s Guarantor’s assets;

(h)	no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Buyer’s Guarantor;

(i)	no distress, execution or other process has been levied or threatened in respect of any of the Buyer’s Guarantor’s assets;

(j)	No event analogous to any of the circumstances mentioned in any of the foregoing sub-paragraphs 15.7(e) to 15.7(i) has occurred in relation to the Buyer’s Guarantor outside England.

16	Confidentiality

16.1	In this clause 16, the following expressions have the meanings given to them:

Confidential Information means information relating to the terms and provisions of, and negotiations leading to, this Agreement and the other Transaction Documents.

16.2
Subject to clause 16.4 and 18.4 (Announcements), the Buyer undertakes to the Seller (for itself and as trustee for each member of the Seller’s Group) that it shall not (and shall procure that no member of the Buyer’s Group (including each Group Company) shall) at any time directly or indirectly, whether by himself/itself, his/its employees or agents or otherwise howsoever without the consent of the Seller use, whether on its own behalf or on behalf of any other person, or divulge to any other person, any Confidential Information.

16.3
Subject to clause 16.4 and 18.4 (Announcements), the Seller undertakes to the Buyer (for itself and as trustee for each member of the Buyer’s Group) that it shall not (and shall procure that no member of the Seller’s Group shall) at any time directly or indirectly, whether by himself/itself, his/its employees or agents or otherwise howsoever without the consent of the

Buyer use, whether on its own behalf or on behalf of any other person, or divulge to any other person, any Confidential Information.

16.4	The restrictions in clauses 16.2 and 16.3 will not apply:

(a)	in respect of any Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement;

(b)
to the extent that the Buyer and/or the Seller (as the case may be) is required to disclose Confidential Information by any applicable law or regulatory body or the rules of any Authority provided that, the Buyer or the Seller (as the case may be) shall, where practicable and lawful to do so, promptly notify the other of the requirement to disclose and shall co-operate with the other party regarding the timing and content of such disclosure and any action the other party may reasonably elect to take to challenge the validity of such requirement; or

(c)
to the disclosure of Confidential Information to an adviser for the purposes of advising the Buyer and/or the Seller (as the case may be) in connection with the transaction contemplated by this Agreement provided that such disclosure is necessary for these purposes and is on the basis that clause 16.2 or 16.3 (as appropriate) applies to such disclosure.

16.5
The Seller and the Seller’s Guarantor shall and shall procure that if, after Completion, any member of the Seller’s Group holds confidential information relating to the Business or any Group Company (Target Confidential Information), such Target Confidential Information shall be kept confidential and the Seller shall and shall procure that any member of the Seller’s Group shall to the extent reasonably practicable and as soon as reasonably practicable deliver such Target Confidential Information to the Buyer or destroy it, in each case without retaining copies save that:

(a)
the Seller shall be permitted to retain and use, provided it is kept confidential, any Target Confidential Information or copies of Target Confidential Information to the extent to which it relates to, or includes or incorporates information relating to the business of the Seller’s Group and cannot reasonably be extracted (including without limitation, any documents, deeds or agreements under which any member of the Seller’s Group has continuing rights, obligations or liabilities) and the Seller shall not be required to deliver such information to the Buyer;

(b)
the Seller shall be permitted to retain and use any know-how which, prior to the date of this Agreement, has been shared by Group Companies with other members of the Seller’s Group relating to the operation and management of a pay day lending business;

(c)
in respect of electronically held data, the obligation to return or destroy Target Confidential Information shall be an obligation to use all reasonable endeavours to return or destroy such data, but shall not require the return or destruction of such data to the extent it exists as part of routine back-up procedures provided that any such retained Target Confidential Information is kept confidential;

(d)
the provisions of clause 16.5 shall not apply in respect of any Target Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement;

(e)
the provisions of clause 16.5 shall not apply to the extent that the Seller is required to retain or disclose Target Confidential Information by any applicable law or regulatory body or the rules of any Authority provided that any Target Confidential Information retained pursuant to this paragraph will be kept confidential;

(f)
the provisions of clause 16.5 shall not apply to the disclosure of Target Confidential Information to an adviser for the purposes of advising the Seller in connection with the transaction contemplated by this Agreement, provided that any such adviser has first agreed to keep confidential any Target Confidential Information disclosed to it.

16.6
The Buyer and the Buyer’s Guarantor shall and shall procure that if this Agreement is not completed in accordance with its terms and any member of the Buyer’s Group holds confidential information relating to the Business or any Group Company, including all material in the Data Room and all Evaluation Material as defined in the Confidentiality Agreement dated 13 July 2010 (Target Confidential Information), such Target Confidential Information shall be kept confidential and the Buyer shall and shall procure that any member of the Buyer’s Group shall to the extent reasonably practicable and as soon as reasonably practicable deliver such Target Confidential Information to the Seller or destroy it, in each case without retaining copies save that :

(a)
in respect of electronically held data, the obligation to return or destroy Target Confidential Information shall be an obligation to use all reasonable endeavours to return or destroy such data, but shall not require the return or destruction of such data to the extent it exists as part of routine back-up procedures provided that any such retained Target Confidential Information is kept confidential and is not used by the any member of the Buyer’s Group;

(b)
the provisions of clause 16.6 shall not apply in respect of any Target Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement;

(c)
the provisions of clause 16.6 shall not apply to the extent that the Buyer is required to retain or disclose Target Confidential Information by any applicable law or regulatory body or the rules of any Authority provided that any Target Confidential Information retained pursuant to this paragraph will be kept confidential; and

(d)
the provisions of clause 16.6 shall not apply to the disclosure of Target Confidential Information to an adviser for the purposes of advising the Buyer in connection with the transaction contemplated by this Agreement provided that any such adviser has first agreed to keep confidential any Target Confidential Information disclosed to it.

The Buyer further undertakes to the Seller (for itself and as trustee for each member of the Seller’s Group) that if this Agreement is not completed in accordance with its terms it shall not (and shall procure that no member of the Buyer’s Group shall) at any time directly or indirectly, whether by himself/itself, his/its employees or agents or otherwise howsoever use, whether on its own behalf or on behalf of any other person, any Target Confidential Information.

16.7
The Seller and the Seller’s Guarantor shall and shall procure that if this Agreement is not completed in accordance with its terms and any member of the Seller’s Group holds confidential information relating to the Buyer or the Buyer’s Group (Buyer Confidential Information), such Buyer Confidential Information shall be kept confidential and the Seller shall and shall procure that any member of the Seller’s Group shall to the extent reasonably practicable and as soon as reasonably practicable deliver such Buyer Confidential Information to the Buyer or destroy it, in each case without retaining copies save that:

(a)
in respect of electronically held data, the obligation to return or destroy Buyer Confidential Information shall be an obligation to use all reasonable endeavours to return or destroy such data, but shall not require the return or destruction of such data to the extent it exists as part of routine back-up procedures provided that any such retained Buyer Confidential Information is kept confidential and is not used by the any member of the Seller’s Group;

(b)
the provisions of clause 16.7 shall not apply in respect of any Buyer Confidential Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement;

(c)
the provisions of clause 16.7 shall not apply to the extent that the Seller is required to retain or disclose Buyer Confidential Information by any applicable law or regulatory body or the rules of any Authority provided that any Buyer Confidential Information retained pursuant to this paragraph will be kept confidential; and

(d)
the provisions of clause 16.7 shall not apply to the disclosure of Buyer Confidential Information to an adviser for the purposes of advising the Seller in connection with the transaction contemplated by this Agreement provided that any such adviser has first agreed to keep confidential any Target Confidential Information disclosed to it.

The Seller further undertakes to the Buyer (for itself and as trustee for each member of the Buyer’s Group) that if this Agreement is not completed in accordance with its terms it shall not (and shall procure that no member of the Seller’s Group shall) at any time directly or indirectly, whether by himself/itself, his/its employees or agents or otherwise howsoever use, whether on its own behalf or on behalf of any other person, any Buyer Confidential Information.

17	Payments

17.1
Any amounts payable to the Seller pursuant to this Agreement must be paid by electronic funds transfer for same day value into the following account of the Seller’s Solicitors (or any other account that may be notified to the Buyer in writing by the Seller for this purpose from time to time):

Account name:	Addleshaw Goddard LLP General USD Account
Name of bank:	Royal Bank of Scotland
Bank address:	St Ann Street, Manchester M60 2SS
Sort code:	16-00-02
Account number:	XXXXXXXX-XXXX
XXXX XXXX XXXX XXXX XXXX XXXX XX
XXXXX XXXX XXXX

17.2
The Seller’s Solicitors are irrevocably authorised by the Seller to receive any amount payable to the Seller and receipt of any amount in any account provided by clause 17.1 will be a valid discharge for the Buyer for the amount.

18	General

18.1	Process Agents

(a)
The Seller’s Guarantor hereby appoints CompuCredit UK Limited of 3rd Floor Pegler Way Crawley Sussex RH11 7AF as its process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed complete on the delivery to the process agent (whether or not it is forwarded to and received by the Seller’s Guarantor). If the process agent ceases to act, or becomes incapable of acting, or the process agent no longer has an address in England, the Seller’s Guarantor agrees to appoint a substitute process agent who has an address in England and to deliver a copy of the new process agent’s acceptance of that appointment to the Buyer within 30 days of that appointment.

(b)
The Seller hereby appoints CompuCredit UK Limited of 3rd Floor Pegler Way Crawley Sussex RH11 7AF as its process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed complete on the delivery to the process agent (whether or not it is forwarded to and received by the Seller). If the process agent ceases to act, or becomes incapable of acting, or the process agent no longer has an address in England, the Seller agrees to appoint a substitute process agent who has an address in England and to deliver a copy of the new process agent’s acceptance of that appointment to the Buyer within 30 days of that appointment.

(c)
The Buyer’s Guarantor hereby appoints the Buyer as its process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed complete on the delivery to the process agent (whether or not it is forwarded to and received by the Buyer’s Guarantor). If the process agent ceases to act, or becomes incapable of acting, or the process agent no longer has an address in England, the Buyer’s Guarantor agrees to appoint a substitute process agent who has an address in England and to deliver a copy of the new process agent’s acceptance of that appointment to the Buyer within 30 days of that appointment.

18.2	Notices:

(a)	Any notice under this Agreement will be effective only if it is in writing. Notices given by e-mail or any other form of non-permanent display will not be effective, even if actually given.

(b)
References to a notice under this Agreement include any notice, claim, demand or other document to be delivered to any party in connection with this Agreement or any dispute arising in connection with this Agreement.

(c)	Any notice under this Agreement must be in English.

(d)	Notice details for the parties are as follows:

(i)	in the case of the Seller, to the Seller’s Process agent with a copy to:

Address:	CompuCredit International Holdings B.V.
c/o Equity Trust Co. N.V.
Strawinskylaan 3105
1077 ZX Amsterdam
The Netherlands

Fax:	+31-(0)20-406 4555

Attention:	The Directors

and:

CompuCredit Holdings Corporation

Address:	5 Concourse Parkway N.E.
Suite 400
Atlanta, GA 30328

Fax:	+1 770 870 5110

Attention:	General Counsel

(ii)	in the case of the Seller’s Guarantor to the Seller’s Guarantor’s Process agent with a copy to:

Address:	CompuCredit Holdings Corporation
5 Concourse Parkway N.E.
Suite 400
Atlanta, GA 30328
Fax:	+1 770 870 5110

Attention:	General Counsel

(iii)	in the case of the Seller’s Process Agent:

Address:	3rd Floor Shaw House Pegler Way
Crawley Sussex TH11 7AF

Fax:	01293 228703

Attention:	David Rodwell

with a copy to:

CompuCredit Holdings Corporation
5 Concourse Parkway N.E.
Suite 400
Atlanta, GA 30328
Fax: +1 770 870 5110

Attention: General Counsel

(iv)	in the case of the Seller’s Guarantor’s Process Agent:

Address:	3rd Floor Shaw House Pegler
Way Crawley Sussex RH11 7AF

Fax:	01293 228703

Attention:	David Rodwell

with a copy to:

CompuCredit Holdings Corporation
5 Concourse Parkway N.E.
Suite 400
Atlanta, GA 30328
Fax: +1 770 870 5110

Attention: General Counsel

(v)	in the case of the Buyer

Address:	Castlebridge Office Village
Kirtley Drive, Castle Marina
Nottingham NG7 1LD

Fax:	0115 934 7444

Attention:	Silvio Piccini, Managing Director

with a copy to:	Dollar Financial Group, Inc.

Address:	1436 Lancaster Avenue, Suite 300
Berwyn, PA 19312

Fax:	+1 610 644 4842

Attention:	General Counsel

(vi)	in the case of the Buyer’s Guarantor to the Buyer’s Guarantor’s Process Agrent with a copy to:

Address:	1436 Lancaster Avenue, Suite 300
Berwyn, PA 19312

Fax:	+1 610 644 4842

Attention:	General Counsel

(vii)	in the case of the Buyer’s Guarantor’s Process Agent:

Address:	Castlebridge Office Village
Kirtley Drive, Castle Marina
Nottingham NG7 1LD

Fax:	0115 934 7444

Attention:	Silvio Piccini, Managing Director

A party may change its notice details for the purpose of this clause 18.1 by giving notice to all the other parties in accordance with this clause 18.1.

(e)	In proving the giving of a notice, it will be conclusive evidence to prove:

(i)	if delivered by hand, that it was left at the relevant address;

(ii)	if sent by post, that it was properly addressed and posted; or

(iii)	if sent by fax, that a fax transmission report was obtained by the sender confirming the fax transmission to the relevant number,

(iv)	in each case in accordance with the relevant details set out above.

(f)	In the absence of evidence of earlier receipt, if a notice is:

(i)	delivered by hand:

(A)
between 9.00 am and 5.00 pm (such time being determined by reference to the location of the recipient) on a Business Day (such time period being referred to as within Business Hours), it will be deemed received when so delivered; or

(B)	outside Business Hours, it will be deemed received at 9.00 am (such time being determined by reference to the location of the recipient) on the next Business Day after the time of delivery;

(ii)	sent by post:

(A)
on a Business Day, it will be deemed received at 9.00 am (such time being determined by reference to the location of the recipient) time on the second Business Day after the day on which it was posted; or

(B)
not on a Business Day, it will be deemed received at 9.00 am (such time being determined by reference to the location of the recipient) on the third Business Day after the day on which it was posted; or

(iii)	sent by fax:

(A)	during Business Hours (being determined by reference to the location of the recipient), it will be deemed received when so delivered; or

(B)
outside Business Hours (being determined by reference to the location of the recipient), it will be deemed received at 9.00 am (such time being determined by reference to the location of the recipient) on the next Business Day after the time that the fax was sent to the relevant number.

18.3	Assignment and third party rights:

(a)
Subject to sub-clauses (b), (c) and (d) below, no right or obligation arising under this Agreement or any other Transaction Document may be assigned, transferred or otherwise disposed of, in whole or in part, without the prior written agreement of the other parties and provided that the liability of the Seller is not thereby increased.

(b)
The Seller may assign the benefit of this Agreement to any member of the Seller’s Group. However, the assignee will only be entitled to enforce the benefit assigned to it while it remains a member of the Seller’s Group. Before the assignee ceases to be a member of the Seller’s Group, the Seller shall procure that the assignee reassigns the benefit that has been assigned to it under this clause to the Seller (or another member of the Seller’s Group).

(c)
The Buyer may assign the benefit of this Agreement to any member of the Buyer’s Group. However, the assignee will only be entitled to enforce the benefit assigned to it while it remains a member of the Buyer’s Group. Before the assignee ceases to be a member of the Buyer’s Group, the Buyer shall procure that the assignee reassigns the benefit that has been assigned to it under this clause to the Buyer (or another member of the Buyer’s Group).

(d)
If there is an assignment or encumbrance by a party as permitted by this clause 18.3, the amount of loss or damage recoverable by the assignee or encumbrancer will be calculated as if that person had been originally named as a party to this Agreement.

(e)	A party shall immediately give the other parties notice of any action taken by it in accordance with this clause 18.3.

(f)	References in this Agreement to a party will, except where the context requires otherwise, include its successors in title and permitted assignees.

(g)	Unless this Agreement expressly states otherwise:

(i)	a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and

(ii)
if a person who is not a party to this Agreement is stated to have the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may rescind or vary this Agreement (and any of the Transaction Documents) without the consent of that person.

18.4	Announcements:

(a)
Subject to clause 18.2(b) no announcement, communication or circular in connection with the existence or the subject matter of this Agreement (or any other Transaction Document) shall be made or issued by or on behalf of a party without the prior written approval of the other parties.

(b)	Clause 18.4(a) does not apply to:

(i)	the Buyer Announcement;

(ii)	the Seller Announcement; or

(iii)	to any public announcement, communication or circular:

(A)	made or issued by the Buyer after Completion to a customer, client or supplier of any Group Company solely for the purposes of informing it of the Buyer’s purchase of the Sale Shares; or

(B)
required to be made by any applicable law or regulatory body or the rules of any Authority, by the party with an obligation to make an announcement, provided that, the Buyer or the Seller (as the case may be) shall, where practicable and lawful to do so, promptly notify the other of the requirement to disclose and shall co-operate with the other party regarding the timing and content of such disclosure and any action the other party may reasonably elect to take to challenge the validity of such requirement. The Buyer and the Seller each acknowledge that they will each be required to make an announcement regarding the signing of this Agreement and in due course, Completion.

18.5	Entire Agreement:

(a)
This Agreement (with the other Transaction Documents) sets out the entire agreement and understanding between the parties in connection with the sale and purchase of the Sale Shares and other matters described in them.

(b)
Without prejudice to the generality of clause 18.5(a), this Agreement (with the other Transaction Documents) supersedes as from the date of this Agreement all prior negotiations, representations, undertakings and agreements on any subject matter of this Agreement.

(c)
Each of the parties acknowledges that it is not relying on any statement, warranty, representation, collateral contract or other assurance given or made by any of the parties in relation to the subject matter of this Agreement, save for those expressly set out in this Agreement and the other Transaction Documents. Each party waives all rights and remedies which, but for this clause 18.5(c), might otherwise be available to it in respect of any such statement, warranty, representation, collateral contract or other assurance not set out in this Agreement or any other Transaction Document. Nothing in this clause 18.5(c) will exclude or limit any liability for fraud.

18.6	Alterations: Any alteration to this Agreement must be in writing, refer specifically to this Agreement and be duly executed by each party.

18.7
Severability: If any provision in this Agreement is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, such provision will to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remainder of this Agreement will not be affected, provided that the operation of this clause 18.7 would not negate the commercial intent and purpose of the parties in entering into this Agreement.

18.8
Counterparts: This Agreement may be entered into in the form of two or more counterparts, each executed by one or more of the parties but, taken together, executed by all and, provided that all the parties so enter into this Agreement, each of the executed counterparts, when duly exchanged and delivered, will be deemed to be an original, but, taken together, they will constitute one instrument.

18.9	Payment of costs: Except where this Agreement or another Transaction Document provides otherwise, each party shall pay its own costs and expenses incurred in relation to the negotiation, preparation and completion of this Agreement and each Transaction Document. The Buyer shall be liable for and shall pay any stamp duty payable in respect of the entry into this Agreement or any transfer of shares pursuant to this Agreement. The Seller shall be liable for and shall, immediately after Completion, pay any stamp duty payable in respect of the acquisition of MEM Holdings Shares pursuant to the Minority SPA.

18.10
Continuing effect of this Agreement: All provisions of this Agreement and any other Transaction Document will, so far as they are capable of being performed or observed, continue in full force notwithstanding Completion, except for those matters then already performed and Completion will not constitute a waiver of any of the Buyer’s rights in relation to this Agreement or any other Transaction Document.

19	Choice of law and submission to jurisdiction

Choice of law

19.1
This Agreement will be governed by and construed in accordance with English law and all claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Agreement, its subject matter, negotiation or formation will be determined in accordance with English law.

19.2	Each party irrevocably submits to the exclusive jurisdiction of the English courts in relation to all matters (including non-contractual matters) arising out of or in connection with this Agreement.

Executed as a Deed by the parties or their duly authorised representatives on the date of this Agreement.

Schedule 1)

The Group

Part 1 — The Company

Name:	Purpose UK Holdings Limited
Incorporation details:	Registered in England and Wales, number 6045943 on 9 January 2007

Registered office:	Witan Gate House
500-600 Witan Gate West
Milton Keynes
Buckinghamshire
MK9 1SH

Authorised share capital:	£17,010,250 divided into 1,025,000 ordinary shares of £0.01 each and 17,000,000 redeemable preference shares of £1 each

Shareholders:	CCRT International Holdings B.V. — 1,021,215 ordinary shares of £0.01 each 15,094,229 redeemable preference shares of £1 each

Directors:	John Clifton Davis (resigning at Completion) Richard Randolph House JR (resigning at Completion)

Secretary:	Joseph Basil Fejes (resigning at Completion) Shoosmiths Secretaries Limited (resigning at Completion)

Auditors:	BDO Stoy Hayward LLP

Accounting reference date:	31 December

Part 2 — Subsidiaries and subsidiary undertakings of the Company

Name:	MEM Holdings Limited
Incorporation details:	Registered in England and Wales, number 6782981 on 5 January 2009

Registered office:	Witan Gate House
500-600 Witan Gate West
Milton Keynes
Buckinghamshire
MK9 1SH

Authorised share capital:	£1,000,100 divided into 760,000 A ordinary shares of £0.0001 each, 39,118 B ordinary shares of £0.0001 each, 200,882 C ordinary shares of £0.0001 each and 1,000,000 deferred shares of £1 each

Shareholders:	Purpose UK Holdings Limited —

760,000 A ordinary shares of £0.0001 each

60,265 C ordinary shares of £0.0001 each

Richard Abbott — 17,301 B ordinary shares of £0.0001 each

Kirsty Auchincloss — 6,817 B ordinary shares of £0.0001 each

David Hughes — 5,000 B ordinary shares of £0.0001 each

Iain McKenzie — 140,617 C ordinary shares of £0.0001 each

Raj Singh — 10,000 B ordinary shares of £0.0001 each

Directors:	John Clifton Davis (resigning at Completion)

Richard Randolph House JR (resigning at Completion)

Iain McKenzie (resigning at Completion)

Secretary:	Shoosmiths Secretaries Limited (resigning at Completion)

Auditors:	BDO Stoy Hayward LLP

Accounting reference date:	31 December

Charges:	Unlimited composite guarantee with accession granted to National Westminster Bank PLC dated 7 May 2010 - Charge to remain following Completion

Name:	MEM Capital Limited
Incorporation details:	Registered in England and Wales, number 5164798 on 28 June 2004

Registered office:	Witan Gate House
500-600 Witan Gate West
Milton Keynes
Buckinghamshire
MK9 1SH

Authorised share capital:	£21,000,000 divided into 20,000,000 ordinary shares of £0.05 each and 20,000,000 preference shares of £1 each

Shareholders:	Purpose UK Holdings Limited — 300,000 preference shares of £1 each

MEM Holdings Limited — 985,224 ordinary shares of £0.05 each

Rentassured Limited — 89,040 ordinary shares of £0.05 each

Directors:	John Clifton Davis (resigning at Completion)

Richard Randolph House JR (resigning at Completion)

Anna Marie McCrarren (resigning at Completion)

Iain McKenzie (resigning at Completion)

Secretary:	Joseph Basil Fejes (resigning at Completion)

Shoosmiths Secretaries Limited (resigning at Completion)

Auditors:	BDO Stoy Hayward LLP

Accounting reference date:	31 December

Charges:	Unlimited composite guarantee with accession granted to National Westminster Bank PLC dated 7 May 2010 — Charge to remain following Completion

Name:	Inventive Finance Limited
Incorporation details:	Registered in England and Wales, number 6021856 on 7 December 2006

Registered office:	Witan Gate House
500-600 Witan Gate West
Milton Keynes
Buckinghamshire
MK9 1SH

Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1 each

Shareholders:	MEM Capital Limited — 100 ordinary shares of £1 each

Directors:	John Clifton Davis (resigning at Completion)

Richard Randolph House JR (resigning at Completion)

Iain McKenzie (resigning at Completion)

Secretary:	Joseph Basil Fejes (resigning at Completion)

Shoosmiths Secretaries Limited (resigning at Completion)

Auditors:	BDO Stoy Hayward LLP

Accounting reference date:	31 December

Charges:	Unlimited composite guarantee with accession granted to National Westminster Bank PLC dated 7 May 2010 - Charge to remain following Completion

Name:	MEM Consumer Finance Limited
Incorporation details:	Registered in England and Wales, number 4786727 on 4 June 2003

Registered office:	Witan Gate House
500-600 Witan Gate West
Milton Keynes
Buckinghamshire
MK9 1SH

Authorised share capital:	£500,000 divided into 500,000 ordinary shares of £1 each

Shareholders:	MEM Capital Limited — 300,100 ordinary shares of £1 each

Directors:	John Clifton Davis (resigning at Completion)

Richard Randolph House JR (resigning at Completion)

Anna Marie McCrarren (resigning at Completion)

Iain McKenzie (resigning at Completion)

Secretary:	Joseph Basil Fejes (resigning at Completion)

Shoosmiths Secretaries Limited (resigning at Completion)

Auditors:	BDO Stoy Hayward LLP

Accounting reference date:	31 December

Charges:	Unlimited composite guarantee with accession granted to National Westminster Bank PLC dated 7 May 2010 — Charge to remain following Completion

Name:	Purpose Acquisitions Company Limited
Incorporation details:	Registered in England and Wales, number 6138327 on 5 March 2007

Registered office:	Witan Gate House
500-600 Witan Gate West
Milton Keynes
Buckinghamshire
MK9 1SH

Authorised share capital:	£7,010,250 divided into 5,010,250 ordinary shares of £1 each and 2,000,000 redeemable preference shares of £1 each

Shareholders:	MEM Holdings Limited — 2,983,851 ordinary shares of £1 each

Directors:	John Clifton Davis (resigning at Completion)

Richard Randolph House JR (resigning at Completion)

Secretary:	Joseph Basil Fejes (resigning at Completion)

Shoosmiths Secretaries Limited (resigning at Completion)

Auditors:	BDO Stoy Hayward LLP

Accounting reference date:	31 December

Name:	Rentassured Limited
Incorporation details:	Registered in Edinburgh, number SC116514 on 1 March 1989

Registered office:	145 St Vincent Street
Glasgow
G2 5JF

Authorised share capital:	£100,000 divided into 100,000 ordinary shares of £1 each

Shareholders:	Purpose Acquisitions Company Limited — 30,000 ordinary shares of £1 each

Directors:	John Clifton Davis (resigning at Completion)

Richard Randolph House JR (resigning at Completion)

Secretary:	Joseph Basil Fejes (resigning at Completion)

Shoosmiths Secretaries Limited (resigning at Completion)

Auditors:	Exempt from audit under s477 Companies Act 2006

Accounting reference date:	31 December

Name:	Parker Fox Limited
Incorporation details:	Registered in England and Wales, number 5396605 on 17 March 2005

Registered office:	111 Buckingham Palace Road
London SW1W 0SR

Authorised share capital:	2 ordinary shares of £1 each

Shareholders:	MEM Capital Limited

Directors:	John Clifton Davis (resigning at Completion)

Richard Randolph House JR (resigning at Completion)

Kirsty Auchincloss (resigning at Completion)

Iain McKenzie (resigning at Completion)

Secretary:	David Hughes (resigning at Completion)

Auditors:	Exempt from audit under s477 Companies Act 2006

Accounting reference date:	31 March

Schedule 2)

Completion matters

1	Documents and other items to be delivered by the Seller

1.1	At Completion, the Seller shall deliver (or ensure delivery of) the following documents and other items to the Buyer:

(a)	duly executed stock transfer forms for the Sale Shares in favour of the Buyer;

(b)
a copy of the letter to be submitted by the Seller, on the Completion Date, to the Stamp Office in connection with the payment of stamp duty on the acquisition of MEM Holdings Shares pursuant to the Minority SPA;

(c)	share certificate(s) for the PUK Shares or an indemnity for any lost share certificate in the Agreed Form;

(d)
share certificates for all shares in any subsidiary of the Company or an indemnity for any lost share certificate in the Agreed Form (excluding for the avoidance of doubt any certificate or indemnity for the MEM Holdings Shares);

(e)	a counterpart of the MEM US Licence duly executed by Direct MicroLoans LLC,

(f)	a counterpart of all other Transaction Documents to which it is a party;

(g)	a counterpart of the CompuCredit Restrictive Covenant duly executed by the Seller’s Guarantor;

(h)	a fully executed copy of the Iain McKenzie Compromise Agreement;

(i)	a counterpart of the Iain McKenzie Restrictive Covenant duly executed by Iain McKenzie;

(j)	as agent for each relevant Group Company:

(i)	the statutory and minute books for each Group Company;

(ii)	the common seal each of Purpose Acquisition Company Limited and Purpose UK Holdings Limited;

(iii)	the certificate of incorporation and any certificates of incorporation on change of name of each Group Company; and

(iv)	copies of the memorandum and articles of association of each Group Company;

(k)
written resignations in the Agreed Form from each director and each secretary of each Group Company identified in schedule 1 as resigning on Completion from their respective offices and employments with the relevant Group Company;

(l)	evidence in a form satisfactory to the Buyer that all Guarantees given by any Group Company for liabilities of any member of the Sellers’ Group have been released;

(m)	evidence that all Security Interests granted by any Group Company over all or part of its assets or undertaking excluding those listed in schedule 1 have been released;

(n)	the deeds and documents of title for the Properties;

(o)
a duty executed and completed Internal Revenue Service form 8832 for Parker Fox on which Parker Fox elects to be treated as a disregarded entity for US tax purposes, effective from a date that is prior to the Closing Date, and a U.S. postal certified receipt that evidences mailing the form within 75 days from the chosen effective date;

(p)
a duty executed and completed Internal Revenue Service form 8832 for the Seller, on which the Seller elects to be treated as a disregarded entity for US tax purposes, effective for a date that is prior to the Closing Date, but within 75 days of the Closing Date.

2	Obligations of the Seller

2.1	At Completion, the Seller shall procure that a duly convened and quorate board meeting of the each Group Company is held at which:

(a)	the transfers of the Sale Shares are resolved to be registered (subject only to their being duly stamped);

(b)	the following persons are validly appointed as additional directors of the relevant Group Company specified below:

Name of new director	Name of Group Company
Jeffrey Weiss	Each Group Company
Randy Underwood	Each Group Company
Roy W. Hibberd	Each Group Company

(c)	on the appointments referred to in paragraph 2.1(b) being made, the persons identified in schedule 1 as resigning on Completion cease to be directors of the relevant Group Company;

(d)	the following persons are appointed as secretary of the relevant Group Company specified in place of the relevant retiring secretary:

Name of new secretary	Name of Group Company
Roy W. Hibberd	Each Group Company

(e)	the execution of all relevant Transaction Documents to which a Group Company is a party is approved; and

(f)	each member of the Seller’s Group repays all outstanding loans (if any) made to it by a Group Company and outstanding at Completion.

3	Obligations of the Buyer

3.1	At Completion, the Buyer shall:

(a)	pay the Purchase Price less the Promissory Note Amount to the Seller in accordance with clause 17.1 (Payments);

(b)
procure the repayment of the Promissory Note by the Company by paying an amount equal to the Promissory Note Amount to the Seller (on behalf of the Seller’s Guarantor) in accordance with clause 17.1 (Payments); and

(c)	deliver to the Seller (or ensure the delivery to the Seller of):

(i)	a counterpart of the MEM US Licence duly executed by any member of the Buyer’s Group (immediately prior to Completion) which is party to the MEM US Licence;

(ii)	a duly executed counterpart of the CompuCredit Restrictive Covenant;

(iii)	a duly executed counterpart of all other Transaction Documents to which it is a party.

4	Joint obligations of the Buyer and the Seller

4.1	At Completion, the Buyer and the Seller shall join in procuring that:

(a)
all existing bank mandates in force for each Group Company be altered (in such manner as the Buyer requires at Completion) to reflect the resignations and appointments referred to in paragraph 2.1; and

(b)
the registered office of each Group Company be changed to 6th Floor, 77 Gracechurch Street, London EC3V 0AS or such other address as the Buyer may notify to the Seller not later than the Business Day prior to the Completion Date.

Schedule 3.

Warranties

1	General

1.1	Contents of this schedule

This schedule 3 is set out in the following paragraphs:

1	General

2	Accounts and Interim Accounts

3	Finance, borrowings and liabilities

4	The Business, trading and disposals

5	Assets

6	Directors and employees

7	Pension arrangements

8	Information technology

9	Intellectual property

10	Property matters and interests in land

11	Litigation, disputes and investigations

12	Insurance

13	Compliance and regulatory

14	Constitutional and the Seller

15	Insolvency

2	Accounts and Interim Accounts

2.1	The Accounts:

(a)	comply with the requirements of the Companies Act;

(b)
comply with all current statements of standard accounting practice and financial reporting standards applicable to a company incorporated in the United Kingdom and have been prepared in accordance with the historical cost convention; and

(c)	give a true and fair view of:

(i)	the state of affairs of the Company as at the Accounts Date; and

(ii)	the profit or losses of the Company for the financial year ended on that date.

2.2	The Interim Accounts of each Group Company:

(a)	have been prepared on a basis consistent with the relevant Accounts for such Group Company;

(b)	give a true and fair view of:

(i)	the state of affairs of the relevant Group Company for the fiscal period or partial fiscal period to which they relate;

(ii)	the profit or losses of the relevant Group Company for the fiscal period or partial fiscal period to which they relate.

2.3	The accounting reference date of each member of the Group is 31 December.

2.4	Since the Accounts Date:

(a)	the Business has been carried on in the ordinary course and in the same manner as immediately before the Accounts Date;

(b)	no loan or loan capital has been repaid by any Group Company in whole or in part or has become liable to be so repaid;

(c)	no Group Company has declared, paid or made any dividend or other distribution.

3	Finance, borrowings and liabilities

3.1	Overdraft, loan and other finance facilities

Full details of all:

(a)	overdraft, loan and other financial facilities available to each Group Company; and

(b)
agreements or arrangements for hire or rent, hire-purchase, conditional sale or purchase by way of credit or instalment payment to which any Group Company is a party (each a Lease Agreement), save for Small Lease Agreements (as defined below),

(including any Security Interest relating to such facilities, agreements or arrangements) and true and correct copies of all documents relating to such facilities, agreements or arrangements are set out in the Data Room.

For the purposes of this schedule, a Small Lease Agreement is any agreement or arrangement for hire or rent, hire-purchase, conditional sale or purchase by way of credit or instalment payment to which any Group Company is a party where the annual payments thereunder do not exceed £10,000.

3.2	No finder’s fees or brokerage payable by the Group

No-one is entitled to receive from the Company or any member of the Group any finder’s fee, brokerage or commission or other benefit in connection with the sale of the Sale Shares.

4	The Business, trading and disposals

4.1	Supplier Contracts

(a)	A schedule of all material supplier agreements pursuant to which the Group obtains goods and services is set out in the Data Room.

(b)	No distributor, agent or supplier has given written notice to any member of the Group of an intention to cease supplies to the Group or any member of the Group.

4.2	Customer Loan Agreements and Customers

(a)
Each Customer Loan Agreement has been originated by MEM as sole principal without any agent lender pursuant to its underwriting, creditworthiness and other policies and procedures as applicable at the relevant time and was opened on the terms of one of the standard form agreements set out in the Data Room. There are no loans taken out prior to 15 July 2010 which remain outstanding that have not been fully provided for in the accounts of MEM.

(b)
MEM is not in respect of the Customer Loan Agreements involved in any litigation, arbitration or mediation, administrative, or criminal proceedings (apart from (if relevant) the collection of undisputed debts in the ordinary course of the Business), or so far as the Seller is aware any investigation by the Office of Fair Trading or Ombudsman in each case whether as claimant, plaintiff, defendant or otherwise and so far as the Seller is aware no such litigation, arbitration, mediation, administrative or criminal proceedings or investigation in respect of the Customer Loan Agreements is pending.

(c)
All Customer Accounts have been properly opened, maintained and serviced by MEM in accordance with the applicable Customer Loan Agreements and all payments or monies received by MEM with respect to payment of any Customer borrowings have been properly applied to the relevant Customer Account.

(d)	MEM has not in the last two years received any written notice of:

(i)
any allegation that any Customer Loan Agreement does not comply with Part V of the CCA, Financial Services (Distance Marketing) Regulations 2004 Consumer Protection from Unfair Trading Regulations 2008, Electronic Commerce (EC Directive) Regulations 2002 or Data Protection Laws; or

(ii)	any other dispute with any Customers, including disputes arising out of Data Protection Laws except for collection of undisputed Customer Debts and proceedings for insolvency of Customers.

(e)	So far as the Seller is aware, each person carrying on credit brokerage as defined in section 145 of the CCA in relation to MEM held any necessary licence under the CCA at the relevant time.

(f)	MEM is the sole legal and beneficial owner of the Customer Loan Agreements and the receivables and creditor’s rights under the Customer Loan Agreements free from any encumbrances.

(g)
MEM retains (whether electronically or otherwise) the original Customer Loan Agreement signed by the Customer and on behalf of MEM together with the banking details referred to in it such that MEM is able:

(i)	to satisfy the requirements of section 77 of the CCA;

(ii)	to satisfy the requirements for pleading particulars of the Customer Loan Agreement and its terms in court proceedings in the United Kingdom; and

(iii)
to respond to any claims in connection with the Customer Loan Agreement until the date falling two years after the Customer Loan Agreement has terminated, including any claims under section 140A to 140D of the CCA.

4.3	Group Trading

Other than MEM, no Group Company has conducted any business or trading activity in the last three years.

4.4	Restrictions on the Group

No Group Company is a party to any agreement or arrangement which significantly restricts the fields in which the Group may carry on its business.

4.5	Confidentiality or secrecy arrangements which restrict the Group’s activities

Save in the normal course of the Business, no member of the Group is a party to any confidentiality or secrecy agreement or undertaking or other arrangement which may restrict its use or disclosure of any information.

4.6	Terms of contracts to which the Group is a party

No Group Company is a party to any agreement or arrangement which:

(a)	has been entered into otherwise than on arm’s length terms or outside the ordinary and normal course of business;

(b)	imposes any commitment on the relevant Group Company to obtain or supply goods or services exclusively from or to any person;

(c)	contains any commitment for the supply or purchase of goods or services where the supply, purchase or delivery may take place more than 12 months after the time of fixing of the price;

(d)	is incapable of termination by the relevant Group Company in accordance with its terms on no more than 6 months’ notice; or

(e)	gives any party an option to acquire or dispose of any asset or requires another person to do so.

5	Assets

5.1	Asset Register

MEM keeps an up to date plant register of the fixed assets used by it in the Business (Fixed Assets) and a copy of the register is set out in the Data Room.

5.2	Ownership of Fixed Assets free from third party rights

(a)
Save for assets held under Lease Agreements, Small Lease Agreements and Permitted Security Interests (as defined in paragraph 5.2(b) below), the Fixed Assets are the property of the relevant Group Company free from any Security Interest.

(b)	For the purposes of this paragraph, Permitted Security Interest means:

(A)	any lien arising in the ordinary course of the Business to secure amounts which are not material;

(B)	any unpaid vendor’s or supplier’s lien arising in the ordinary course of the Business to secure amounts due for goods or services sold or supplied; and

(C)	liens arising by operation of law, including a banker’s lien.

6	Directors and employees

6.1	Definition

In this paragraph 6, unless the context otherwise requires:

Senior Managers means the employees earning a gross basic salary in excess of £80,000 per annum (and Senior Manager means any one of them)

6.2	Details of employees

There is a schedule included in the Data Room showing the following information in relation to each employee of each Group Company namely:

(a)	name of employee;

(b)	date of birth;

(c)	department and grade;

(d)	emoluments (including any bonus or commission arrangements and any non-cash benefits);

(e)	date of commencement of employment or of any previous employment with which such employment is continuous;

(f)	notice period required to be given by the relevant Group Company and the employee;

(g)	whether or not a member of any of the Disclosed Schemes;

(h)	whether or not a member of a trade union; and

(i)	date of last increase in salary.

So far as the Seller is aware, each Group Company has complied with its legal and contractual obligations in respect of applicants for employment, its employees and former employees in all material respects.

6.3	Copies of contracts of employment and consultancy agreements

Copies of all contract of employment with the Senior Management and a representative sample of the contracts of employment between each relevant member of the Group and each of its other employees, and any other documents currently in force relating to the employment of the employees are set out in the Data Room, and copies of any consultancy agreements currently in force to which the Group is a party, are set out in the Data Room.

6.4	Redundancies

(a)
During the two years before the date of this Agreement, no Group Company has given notice of any redundancies or has started redundancy consultations with any trade union, staff association or any other body representing workers.

(b)	The Data Room contains full details of any arrangement or practice of any Group Company regarding redundancy payments, whether contractual, customary or discretionary, above the statutory minimum.

6.5	Loans to employees

Other than as disclosed in the Data Room, there are no amounts owing or agreed to be loaned or advanced by any Group Company to Group Company employees (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

6.6	Changes since the Accounts Date

(a)	Since the Accounts Date, no material change has been made by any Group Company to the terms of employment of any of its directors or Senior Managers.

(b)
Since the Accounts Date, no director or Senior Manager has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any employee or former employee is in arrear and unpaid other than his salary for the month current at the date of this Agreement and in respect of the reimbursement of expenses reasonably and properly incurred in the two months prior to the date of this Agreement.

(c)	No Group Company has transferred or intends to transfer any employees from working for any Group Company during the period between the date of this Agreement and Completion.

6.7	No disputes in relation to employees

(a)
During the two years before the date of this Agreement, no claim by or on behalf of any Group Company director, Senior Manager or other employee has been made or threatened against any Group Company or, so far as the Seller is aware, against any person whom any Group Company is or may be liable to compensate or indemnify. So far as the Seller is aware there are no present circumstances (including Completion) which are likely to give rise to any such dispute.

(b)
There is no existing or so far as the Seller is aware pending dispute between any Group Company and any material number or category of its employees or any trade union, works council, staff association or other organisation formed for a similar purpose.

6.8	No change of control

So far as the Seller is aware, no Senior Manager of any Group Company is entitled on a change of control of any Group Company to treat the change of control as amounting to a breach of the relevant contract or entitling him to any payment, additional period of notice, increase in any compensation or benefits, acceleration of the time of payment or vesting of any such benefits whatsoever (whether or not payable or provided by a Group Company) or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

6.9	Collective agreements

There is no collective bargaining agreement or other arrangement (whether binding or not) between any Group Company and any trade union or other body representing its employees.

6.10	Share options/incentive plans

No Group Company has or is proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other incentive scheme for any director, officer or employee.

7	Pension arrangements

7.1
In relation to each Disclosed Scheme, the Data Room contains full particulars of all the benefits provided by and the terms of each Disclosed Scheme. All information set out in the Data Room in connection with the Disclosed Schemes is complete and accurate (and not misleading) in all material respects.

7.2
Save in relation to the Disclosed Schemes, there is not and has not been in operation, and no proposal, undertaking or assurance has been announced, or given to any Group Company employee, to enter into or establish, any agreement, arrangement, custom or practice (whether enforceable or not) for the provision of Relevant Benefits (as defined below) for any person to which any Group Company is, has been, or will be a party and no Group Company has paid, provided or contributed, is or will be under any obligation to pay, provide or contribute, to any such agreement, arrangement, custom or practice for the provision of Relevant Benefits or any other costs or expenses in respect of the provision of any Relevant Benefits and no Group Company has provided Relevant Benefits on a voluntary basis.

Relevant Benefits has the meaning given in section 255(5) of the Pensions Act 2004.

7.3
The Stakeholder Scheme is a stakeholder pension scheme within the meaning of section 1 of the Welfare Reform and Pensions Act 1999. Each applicable Group Company complies with and at all times has complied with all of its obligations under Part 1 of that Act and all related regulations including the duty to offer access to a stakeholder pension scheme in accordance with section 3 of that Act and the Stakeholder Pension Schemes Regulations 2000 and all persons who are entitled to membership of the Stakeholder Scheme have been invited to join from the date from which they were entitled. No Group Company makes any employer contribution, and no Group Company will become liable to make any employer contribution, to the Stakeholder Scheme and all employee contributions have been paid to the Stakeholder Scheme within the applicable time limits.

7.4	There is no contribution or premium due and payable by any member of the Group to the Disclosed Schemes which is unpaid or unaccrued.

7.5
Each relevant Group Company, and, so far as the Seller is aware, the administrator of each of the Disclosed Schemes have duly complied with all their obligations and duties (including statutory obligations) under and in respect of each of the Disclosed Schemes.

7.6
No rights under an occupational pension scheme in respect of any Group Company employee have transferred to any Group Company as a result of the Transfer of Undertakings (Protection of Employment) Regulations 2006.

7.7	The Disclosed Schemes provide only money purchase benefits (as defined in section 152(4) Finance Act 2004) for the beneficiaries of the Disclosed Schemes and no Group Company nor the Seller has given any promise or assurance (oral or written) to any beneficiary that his benefits will be calculated wholly or partly by reference to any person’s remuneration or equate (approximately or exactly) to any particular amount.

7.8
No claim in relation to any Disclosed Schemes has been made or threatened against any Group Company and the Seller is unaware of any such claim in respect of any person whom any Group Company is or may be liable to compensate or indemnify. The Seller is unaware of any fact or circumstance exists which may give rise to any such claim.

8	Information technology

8.1	Definition

In this paragraph 8, unless the context otherwise requires:

Company means MEM Capital Limited and/or MEM Consumer Finance Limited and/or Parker Fox Limited

Computer Systems means any material computer hardware and software (excluding the software set out in paragraph 9.7(g)), communications equipment, servers and networks

8.2	Computer Systems used by the Company

Details of any Computer Systems used by the Company, which do not comprise a network of linked workstations or personal computers of a type generally available to the public, are set out in the Data Room.

8.3	Computer software used by the Company

(a)
The Company does not use any computer software other than standard off the shelf packages generally available to the public (Standard Software) and other than as set out and referred to in paragraph 9.7(g) and so far as the Seller is aware no Standard Software used by the Company has been materially modified.

(b)	The Company possesses licences with respect to its use of Standard Software and so far as the Seller is aware no licence terms have been materially breached.

8.4	System breakdowns

In the 24 months immediately preceding the date of this Agreement, the Company has not suffered any failures or breakdowns of any of the Computer Systems that have resulted in significant or repeated disruption or significant loss of data.

8.5	Support and maintenance

The Company has support or maintenance agreements or arrangements for the material items of hardware and software included in the Computer Systems. All such agreements or arrangements are detailed in the Data Room.

8.6	Data security

The Company has taken reasonable precautions to preserve the security of data held or transmitted by the Computer Systems including the use of virus checking software, password protection procedures and the taking and storing of back-up copies of data.

8.7	Data protection

(a)
So far as the Seller is aware the Company has complied in all material respects with the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (Data Protection Laws).

(b)	In the 24 months preceding the date of this Agreement, the Company has not received a notice from the UK Information Commissioner’s Office alleging non-compliance with the Data Protection Laws.

9	Intellectual property

9.1	Definitions

In this paragraph 9, unless the context otherwise requires:

Company means MEM Capital Limited and/or MEM Consumer Finance Limited and/or Parker Fox Limited

Company IPR means all material Intellectual Property set out in schedule 9 but excluding for the avoidance of doubt the software set out in the IT Schedule (as defined in paragraph 9.7(a))

Intellectual Property means patents, designs and design rights, trade marks, trade names and service marks, copyright, rights in computer software, database rights and rights in and to confidential information (including know-how and trade secrets) and in each case, whether registered or unregistered and including all applications (and rights to apply) for the same and all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world

9.2	Challenges to Company IPR

(a)	So far as the Seller is aware the Company IPR:

(i)	is not subject to any application for cancellation, amendment, licence of right or compulsory licence; or

(ii)	is not the subject of a claim or opposition from any person as to title, validity or enforceability.

(b)	The Company has not been notified of any:

(i)	pending litigation or other proceedings (whether legal or administrative); or

(ii)	infringement of the Intellectual Property of any other person,

involving any of the Company IPR.

9.3	Payment of Company IPR fees

All application, renewal and other official statutory and regulatory fees rendered to and received by the Company before the date of this Agreement relating to the administration of the Company IPR that it owns have been paid.

9.4	No sale of Company IPR

Since the Accounts Date, the Company has not sold any Company IPR that it owns.

9.5	No infringement of Company IPR

The Company has not within the past 24 months issued or threatened to issue any legal proceedings against any third party in relation to the infringement of the Company IPR that it owns.

9.6	Licences out to third parties

The Company has not granted any licences under any Company IPR owned by it or licensed to it.

9.7	Software

(a)	Set out in the Disclosure Letter with specific reference to this paragraph 9.7 is an accurate and complete list of all of the following:

(i)	All software owned by the Company or under development by the Company related to the Business (Developed Software);

(ii)	All software, other than the Developed Software, related to the Business that is used by the Company to provide services to end users or customers of the Company (the Company Software);

(iii)
All software, other than Company Software and Developed Software, related to the Business that is licensed to or from third parties or otherwise used by the Company for any purpose whatsoever (collectively, Third Party Software),

(the IT Schedule).

(b)	So far as the Seller is aware, no other material software, other than the Developed Software, the Company Software and Third Party Software, is required to operate the Business as currently conducted.

(c)
Except as set forth in the IT Schedule, the Company has good title to the Developed Software and so far as the Seller is aware has the full right and license to use, copy, modify and distribute all of Developed Software, as used or required to operate the Business as currently operated, free and clear of any liens, claims, charges or encumbrances which would affect the use thereof in connection with the operation of the Business as of Completion. Except as set out in the IT Schedule, the Developed Software does not contain any derivative works or any programming or other materials not owned in their entirety by the Company.

(d)	With respect to software which is licensed by the Company to third parties or used in connection with the providing of services to end users or other third parties in connection with the Business:

(i)	Except as set out in the IT Schedule, the Company maintains machine-readable and master-reproducible copies;

(ii)	In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

(iii)	So far as the Seller is aware, such software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems;

(iv)	Except as set forth in the Disclosure Letter, the software operates substantially in compliance with its specification.

(e)
So far as the Seller is aware, none of the Company Software, Third Party Software or Developed Software or their respective past or current uses by or through the Company has violated or infringed upon, or is violating or infringing upon, any software, patent, copyright, trade secret, moral right or other intangible of any person, whether such rights are registered or unregistered. The Company has taken reasonable and customary steps to protect all trade secrets and copyrights with respect to the Company Software and the Developed Software. The Company has so far as the Seller is aware performed all obligations imposed upon it with regard to the Company Software and Third Party Software that are required to be performed by it on or prior to the date of this Agreement, and neither the relevant Company nor, so far as the Seller is aware, any other party are in breach of or default thereunder in any respect, nor so far as the Seller is aware, is there any event which with notice or lapse of time or both would constitute a default thereunder.

(f)
So far as the Seller is aware, no person is violating or infringing upon, or has violated or infringed upon at any time, any of the Company’s proprietary rights to any of the software listed in the IT Schedule.

(g)
None of the Developed Software is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, contractor or representative, nor does any such person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed in the IT Schedule, the Company has granted no third party any exclusive rights or transferred ownership related to any Developed Software.

(h)
The IT Schedule identifies all individuals who have contributed to the development of the Developed Software. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Developed Software on behalf of the Company either (a) have been party to deed of employment undertakings with one of the Companies that afford the Company full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (b) have executed appropriate instruments of assignment in favour of one of the Companies that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

(i)
The source code of Loanbook and Loanbook USA as defined in schedule 9.7 will compile into the machine-readable copy of the Developed Software and Company Software as used by the Company as of Completion in all material respects.

9.8	Additional Representations.

(a) So far as the Seller is aware, none of the Developed Software, Company Software or Company IPR is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, or other agreement that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Developed Software, Company Software or Company IPR.

                (b) Open Source. All development, use and distribution of Developed Software, or any Open Source Materials by or through the Company is so far as the Seller is aware in full compliance with all Open Source Licenses applicable thereto, including without limitation all copyright notice and attribution requirements. The IT Schedule lists all material Open Source Materials used in the Business, including without limitation in development or testing of the Developed Software. Except as set forth in the IT Schedule, the Company has so far as the Seller is aware not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Developed Software; (ii) distributed Open Source Materials in conjunction with or for use with any of the Developed Software; or (iii) used Copyleft Materials in a manner that requires the Developed Software, any portion thereof, or any other Company IPR or Third Party Software to be subject to Copyleft Licenses (or any of the obligations or attributes thereof). “Open Source Materials” means any software or other technology subject to an Open Source License. “Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include, without limitation, Copyleft Licenses. Copyleft Materials means any software or other technology subject to a Copyleft License. Copyleft License means any license that requires, as a condition of use, modification and/or distribution of Copyleft Materials, that such Copyleft Materials, or other software or other technology incorporated into, derived from, used, or distributed with such Copyleft Materials: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the software or portions thereof or interfaces therefore to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable at no license fee.

9.9	Contaminants; IT Security.

The Developed Software is and so far as the Seller is aware the Company Software is free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” or other software routines or hardware components that in each case permit unauthorised access or the unauthorised disablement or unauthorised erasure of such software (or parts thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner contemplated in the applicable documentation (collectively, Contaminants). The Company has taken reasonable steps and implemented reasonable procedures to ensure that information technology systems included in the Developed Software or otherwise used to operate the Business are free from Contaminants. The Company has disaster recovery plans procedures and facilities for the Business and has taken such reasonable steps as it considers appropriate to safeguard the information technology systems related to the Developed Software and data within. So far as the Seller is aware there have been no unauthorised intrusions or breaches of the security of such information technology systems.

10	Property matters and interests in land

10.1	Leasehold Title

(a)	The details of the Properties in the table in schedule 7 are complete, true and accurate. The Properties in the table in schedule 7 are the only properties owned,

controlled, used or occupied by any Group Company and all deeds and documents necessary to prove title to each Property are in the possession of the relevant Group Company. The Group holds the Properties under the terms of leases or licence arrangements disclosed in schedule 7 as amended or supplemented by the other documents (if any) (Leases).

(b)
A Group Company is the legal and beneficial owner in possession of each Property and is in exclusive occupation and each Property is free from any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing.

(c)	No Group Company has any contingent liability in respect of any property assets other than the Properties.

10.2	Registration and documents

The Company has provided the Buyer with all documents relating to the Properties of which it has knowledge. All those documents are in the Group’s possession and control, free from liens and undertakings.

10.3	Stamp duty

As necessary, all title deeds are accompanied by a certificate from the HM Revenue & Customs evidencing submission of a land transaction return for the purposes of stamp duty land tax in relation to all circumstances in respect of which a land transaction return is required to be made.

10.4	Benefits of the Properties

Benefits means (in each case whether or not registered) a right or easement (including any acquired or being acquired through prescription) and the benefit of any restriction, stipulation, restrictive covenant, franchise or other interest over any land other than the Properties;

The Benefits are enjoyed freely without interruption and without restriction as to hours of use or otherwise and are held for the same estate or interest as the relevant Group Company’s estate or interest in the Properties and so far as the Seller is aware are all the Benefits reasonably necessary for the current use and enjoyment of the Properties by the relevant Group Company.

10.5	Use

(a)	There are no restrictions in the Leases or the superior title which prevents the Properties being used now or in the future for the uses permitted in each of the Leases.

(b)	No Group Company has received written notice from a third party disputing such Group Company’s right to occupy any of the Properties.

10.6	Consents

Any consents required for:

(a)	the grant of the Leases; and

(b)	any works carried out by or change of use effected by any tenant,

have been obtained and placed with the documents of title along with evidence of the registration of any such grant or vesting where requisite.

10.7	Notices and breach

(a)
The Seller is not aware of any subsisting material breach of the covenants or conditions contained in the Leases whether on the part of the landlord or the tenant, or any other event of a material nature that could give rise to forfeiture of the Leases.

(b)	No Group Company is involved in any dispute with the relevant landlord of the Leases.

(c)	Neither the Seller nor any Group Company has received any notice or order affecting any Property from any government department, any authority or any third party.

11	Litigation, disputes and investigations

11.1	Apart from (if relevant):

(a)	the collection of undisputed Customer Debts and proceedings for insolvency of Customers; and

(b)
the collection of other undisputed debts (excluding for the avoidance of doubt undisputed Customer Debts and proceedings for insolvency of Customers) in the ordinary course of the Business, where involving debts of not more than £10,000 in any individual case or £50,000 in aggregate, no Group Company is engaged in any capacity in any material litigation, arbitration, prosecution or other legal proceedings or alternative dispute resolution or in any proceedings or hearings before any Authority or so far as the Seller is aware in any investigation by the Ombudsman; no such matters are, so far as the Seller is aware, pending or threatened.

11.2	There is no outstanding judgment, order, decree, arbitral or mediation award or decision of any court, tribunal, arbitrator, Authority or Ombudsman against any Group Company.

11.3	No Group Company is party to, nor so far as the Seller is aware, will any Group Company become party to, the US class action Knox, et al., vs. First Southern Cash Advance, et al., No. 5 CV 0445.

12	Insurance

12.1	Details of insurance cover

(a)
The particulars of all insurance policies maintained by any member of the Group or in respect of which any member of the Group has an insured interest and currently in force (Policies) are set out in the Data Room.

(b)	All premiums due in respect of the Policies have been paid in accordance with agreed instalment plans.

12.2	Outstanding claims

No claim or claims are outstanding either by the insurer or the insured under any of the Policies.

12.3	Claims made

Details of all claims made by any Group Company under any insurance policy in the last 2 years are set out in the Data Room.

13	Compliance and regulatory

13.1	EU/competition matters

(a)
So far as the Seller is aware, the Group is currently conducting, and has conducted, the Business in accordance with the requirements of all Competition Laws applicable to the Business and has not been and is not being investigated for any alleged non-compliance or infringement of such Competition Laws.

(b)	No Group Company is subject to any prohibition, order, condition, undertaking, assurance or similar measure or obligation imposed by or under any of the Competition Laws.

(c)
For the purposes of paragraph 13.1 the term Competition Laws means any applicable laws, regulations or rules dealing with state aid, public procurement, anti-dumping, anti-competitive agreements decisions or concerted practices, monopolies, abuse of dominant position, other anti-competitive behaviour, merger situations or concentrations.

13.2	Authorities required to carry on the Business

(a)
Each Group Company has obtained all Authorities currently required by it for or in connection with the carrying on of the Business by it in the places and in the manner in which the Business is now carried on by such company; such Authorities are in full force.

(b)
So far as the Seller is aware, there are no circumstances in existence at the date of this Agreement which would result in any of the Authorities referred to in paragraph 13.2(a) above being revoked, compulsorily varied, suspended, not renewed or not varied by request.

13.3	Anti-money Laundering

(a)
Without prejudice to paragraph 13.4, MEM has collected and retained KYC Records in accordance with the collection, retention and verification of evidence policies and procedures, which are disclosed in the Data Room (including policies for remediation of deficiencies).

(b)	No Group Company has received written notice that the UK Office of Fair Trading is minded to impose or imposes any requirements under section 33A of the CCA.

13.4	Compliance with Laws

(a)	Each Group Company has complied in all material respects with all applicable laws and regulations, including but not limited to the CCA, Consumer Protection from

Unfair Trading Regulations 2008, Financial Services (Distance Marketing) Regulations 2004, Electronic Commerce (EC Directive) Regulations 2002 and Data Protection Laws.

(b)
So far as the Seller is aware, there are no circumstances existing at the date of this Agreement which would result in MEM not being ready to comply in all material respects with the implementation of Consumer Credit Directive 2008/48/EC into the laws of England and Wales.

14	Constitutional and the Seller

14.1	Details concerning the Company

(a)	The Company is a private company limited by shares properly incorporated and validly existing under the laws of England and Wales.

(b)	The PUK Shares constitute the entire issued share capital of PUK and the MEM Shares constitute the entire issued share capital of MEM not already owned by PUK.

(c)	The information in schedule 1 is accurate in all respects.

14.2	Interests of the Company in other entities

Save as disclosed in schedule 1, the Company has no:

(a)	interest in the share capital of, or other investment in, any body corporate;

(b)	interest in any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing profit or losses; or

(c)	branch, agency, place of business or permanent establishment outside the United Kingdom or substantial assets outside the United Kingdom.

14.3	Group Companies

Save for the MEM Holdings Shares, the entire issued share capital of each Group Company (excluding for the purposes of this paragraph the Company) is owned legally and beneficially by the Company or a Group Company.

14.4	No shares or loan capital of the Group Companies under option

No share or loan capital of any Group Company is now under option or is agreed or resolved conditionally or unconditionally to be created or issued or put under option.

14.5	The Sale Shares

(a)	The Seller is the only legal and beneficial owner of the PUK Shares.

(b)	The Seller will at Completion be the only beneficial owner of the MEM Holdings Shares.

(c)
The Seller is entitled to sell and transfer (or procure the sale and transfer) the full legal and beneficial ownership in the PUK Shares; and will at Completion be entitled to sell and transfer the full beneficial ownership in the MEM Holdings Shares to the Buyer on the terms set out in this Agreement.

(d)	The Company has not allotted any shares other than the PUK Shares and the PUK Shares are fully paid or credited as fully paid.

(e)
There is no Encumbrance in relation to any of the Sale Shares or unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Sale Shares and the Company is not under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the Sale Shares or any interest therein to any person.

14.6	The Seller

(a)
The Seller has the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this Agreement and all other Transaction Documents to which it is a party.

(b)
The execution and delivery of, and the performance of the obligations of the Seller under, this Agreement and each of the other Transaction Documents have been duly authorised by all necessary corporate action on its part whether under its constitutional documents or otherwise; and

(c)
This Agreement constitutes, and the other Transaction Documents executed or to be executed by the Seller will, when executed by all parties to such agreement, constitute valid and binding obligations of the Seller enforceable in accordance with their respective terms.

(d)	So far as the Seller is aware, there is no action pending or threatened by any third party that would restrict the ability of the seller to sell, charge or otherwise dispose of any of the Sale Shares.

15	Insolvency

15.1
No order has been made and no resolution has been proposed or passed for the winding up of the Company or the Seller or for a provisional liquidator to be appointed in respect of the Company or the Seller and no petition has been presented for the purpose of winding up the Company or the Seller.

15.2
No administration order has been made in respect of the Company or the Seller and no petition or other application to the court for such an order has been presented or made and no administrator has been appointed (or notice of intention so to appoint filed in court) in respect of the Company or the Seller.

15.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or the Seller or in respect of all or any material part of its assets.

15.4	No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company or the Seller.

15.5	So far as the Seller is aware, no distress, execution or other process has been levied or threatened in respect of any asset of the Company or the Seller.

Schedule 4.

Limitations on the Seller’s liability

1	Interpretation

1.1	In this schedule, unless the context otherwise requires:

Claims means all and any claims against the Seller under this Agreement, including any claim for breach of contract or indemnification, or pursuant to any common law or statutory rights (insofar as is reasonable), covenant or undertaking in relation to any matter relating to this Agreement and includes Warranty Claims and claims under the Tax Covenant unless otherwise stated but excludes any claim pursuant to the provisions of clause 12 (Restrictive Covenants)

Expenses means all costs and expenses properly incurred

Tax Claim means any claim under the Tax Covenant and/or the Tax Warranties

Third Party Claim means, except in paragraph 11 where it shall bear the meaning ascribed to it in that paragraph, any Claim which arises as a result of, or in connection with any claim by, or alleged liability to, a third party

Title Claim means any claim under any of the Warranties set out in paragraphs 14.5 or 14.6 of schedule 3

2	Application of this schedule

The provisions of this schedule apply notwithstanding, and in priority to, any other provision of this Agreement.

3	Maximum liability

3.1	The maximum aggregate liability of the Seller:

(a)
for any Warranty Claim arising relating solely to the title to the share capital of Parker Fox Limited pursuant to Warranty 14.3, shall be an amount equal to £1,000,000 (and for the avoidance of doubt any Warranty Claim arising pursuant to any of the Warranties contained in paragraphs 8 or 9 of schedule 4, whether connected to any claim relating to Warranty 14.3 or otherwise, shall not be limited by this paragraph (a));

(b)	for Title Claims and Tax Claims shall be 100% of the Purchase Price; and

(c)	for all other Claims will not exceed 50% of the Purchase Price provided that, except in the case of fraud, the maximum aggregate liability of the Seller for all Claims shall not exceed 100% of the Purchase Price.

4	Small claims and threshold

4.1	The Seller will not be liable for any individual Claim unless the amount of such liability, following application of the other provisions of this schedule, exceeds £10,000 (an Excluded Claim).

4.2	For the purposes of paragraph 4.1, Claims of any value arising from the same subject or consequent on or attributable to one source or original cause shall be aggregated.

4.3
Subject to paragraph 4.1, the Seller will not be liable for any Claim unless the aggregate liability for all Claims, following application of the other provisions of this schedule, exceeds £1,000,000 in which case the Seller will, subject to the other provisions of this schedule, be liable for the entirety of such amount (and not just the excess over £1,000,000).

5	Time limits

5.1
The Seller will not be liable for any Claim unless the Buyer serves notice of the Claim on the Seller (specifying in reasonable detail the nature of the Claim and, so far as is practicable, the amount claimed in respect of it):

(a)	for any Claim under the Tax Warranties or under the Tax Covenant, on or before the date falling on the seventh anniversary of Completion; and

(b)	for any other Claim, on or before the date falling eighteen months from the Completion Date.

5.2
A Claim notified in accordance with paragraph 5.1 and not satisfied, settled or withdrawn will be unenforceable against the Seller on the expiry of the period of 6 months starting on the day of notification of the Claim, unless proceedings (including particulars of claim) in respect of such Claim have been both issued and validly served on the Seller within that period and provided that where a Claim is based upon a liability that is contingent or otherwise not capable of being quantified:

(a)	such 6 month period shall commence on the date that the contingent liability becomes an actual liability or the liability becomes capable of being quantified; and

(b)	until such time as the contingent liability becomes an actual liability or the liability becomes capable of being quantified, the Seller shall have no liability for such Claim.

5.3
The Buyer will not be prevented by paragraph 10 (Claims against third party) from notifying pursuant to paragraph 5.1 a Claim to which those paragraphs apply. If any such Claim is notified within the applicable time limit in paragraph 5.1 then the 6 month period in paragraph 5.2 will commence on the day on which paragraph 10 ceases to prevent the Buyer taking any further steps to pursue the relevant Claim.

6	Rights to information

6.1	If the Buyer gives any notice under paragraphs 5.1, 10 or 11, the Buyer shall, and shall ensure that each Group Company shall:

(a)
allow the Seller and its duly authorised representatives and professional advisers access for the purposes of the relevant Claim or Third Party Claim to the premises and personnel of the Buyer and each Group Company, and to any relevant records and information of the Buyer or any Group Company, (other than records or other information which would be subject to legal privilege), and permit the Seller and those representatives and advisers to make copies (at their own cost) of those records and information; and

(b)
if so requested by the Seller, procure at the cost of the Seller that the auditors of the relevant Group Company at the relevant time(s) grant to the firm of accountants appointed by the Seller access to their audit working papers in respect of audits of the relevant Group Company accounts for any relevant financial year in connection with the relevant Claim or Third Party Claim.

6.2
Access under paragraph 6.1 may be required only at reasonable times during normal business hours and on reasonable notice and will be subject to the Seller giving such undertakings as to confidentiality as the Buyer may reasonably require and, in the case of access to the auditors’ working papers, to the Seller and its appointed accountants signing such letters holding the auditors harmless as the auditors may reasonably require.

7	Buyer’s knowledge

7.1
The Buyer acknowledges that as at the date of this Agreement it is not actually aware of any matter which will entitle it to make a Claim (other than a Tax Claim). For the purposes of this paragraph the actual awareness of the Buyer shall be construed as a reference to the actual knowledge of Jeff Wheatley, Carol Cross, Carl Spilker, Mike Marcus and Mike Coury.

8	General limitations

8.1	The Seller will not be liable for any Claim (other than a Tax Claim) and accordingly no Claim may be brought to the extent that:

(a)
the Buyer or any Group Company or any member of the Buyer’s Group has recovered an amount under the terms of any insurance policy, provided that any taxes and costs incurred in recovering such amount shall be deducted for the purposes of such calculation;

(b)
the facts, matters or circumstances have been specifically provided for in the Accounts (and not subsequently released before Completion), the Interim Accounts (and not subsequently released before Completion) or the Completion Statement;

(c)	the Claim arises in connection with, or the amount of the Claim is increased by:

(i)
any voluntary act, omission, transaction or arrangement carried out by, at the request of or with the approval of the Buyer or any Group Company or any member of the Buyer’s Group or any of their respective officers, employees or agents before or at Completion;

(ii)
any voluntary act, omission, transaction or arrangement of the Buyer or any Group Company or any member of the Buyer’s Group or any of their respective officers, employees, agents or successors in title after Completion which:

(A)	is outside the ordinary course of the relevant company’s business and which is not pursuant to a legally binding obligation entered into on or before Completion; and

(B)
the Buyer or any Group Company or any member of the Buyer’s Group or any of their respective officers, employees, agents or successors in title knew or reasonably ought to have known would give rise to a Claim;

(iii)	any breach by the Buyer of any of its obligations under this Agreement or any other Transaction Document;

(iv)	any:

(A)	passing of or change in any statutory or other binding or advisory legislative or regulatory provision after the date of this Agreement; or

(B)	publication or withdrawal of any decision of the Courts or any other relevant regulatory authority after the date of this Agreement

(v)	any change after the date of this Agreement in the principles, policies or methods used in the preparation of the audited accounts of the relevant Group Company;

(vi)	any change on or after Completion to the accounting reference date of any Group Company;

(d)	the loss or liability to which the Claim relates has been or is made good or otherwise compensated for at no expense to the Buyer or any member of the Buyer’s Group.

8.2
A breach of Warranty which is capable of remedy will not entitle the Buyer to compensation unless and to the extent that such breach has not been remedied by the Seller to the reasonable satisfaction of the Buyer within 40 Business Days after the date of service of the notice of the Claim under this schedule.

9	Subsequent recovery from third party

The Buyer shall reimburse the Seller forthwith an amount equal to any sum paid by the Seller in respect of any Claim (other than a Tax Claim) which is subsequently recovered by or paid to the Buyer or any other member of the Buyer’s Group by any third party in respect of the matter giving rise to the Claim (less any Expenses incurred in making such recovery).

10	Claims against third party

10.1
Where the Buyer or any Group Company or any member of the Buyer’s Group may be entitled (whether by reason of insurance, payment, discount, credit, relief or otherwise) to recover from a third party any sum for any damage or liability which is or could be the subject of a Claim (other than a Tax Claim) (a Third Party Recovery), the Buyer:

(a)
shall notify the Seller of the Third Party Recovery within 10 Business Days of the Buyer or relevant Group Company or any member of the Buyer’s Group becoming aware that it may be entitled to make the Third Party Recovery, and in any event prior to taking any material step to enforce, compromise, settle or waive any right in relation to that Third Party Recovery;

(b)
shall provide the Seller with such information as the Seller may reasonably require relating to the Third Party Recovery and shall keep the Seller fully informed of any material development in the conduct of the Third Party Recovery;

(c)	shall, and whether before or after the Seller discharges any Claim, if requested in writing by the Seller (and subject to the Seller paying the Buyer’s Expenses), promptly:

(i)	take, and procure that the relevant Group Company and each member of the Buyer’s Group take, such action as the Seller may reasonably request to enforce such Third Party Recovery; and

(ii)	procure that the Seller is placed in a position to take over the conduct of all negotiations and proceedings arising in connection with the Third Party Recovery;

(d)
shall not (and shall procure that the relevant Group Company and each member of the Buyer’s Group do not) compromise, settle or waive any right in relation to that Third Party Recovery without the written consent of the Seller, not to be unreasonably withheld.

10.2	The Seller shall not be liable for any Claim:

(a)
unless, subject to paragraph 10.3 the Buyer has first taken steps, or procured that the relevant member of the Group has first taken steps (including the commencement and prosecution of proceedings), to enforce such Third Party Recovery as the Seller may reasonably require before taking steps (other than notification of the Claim under paragraph 5.1) to pursue the Claim against the Seller;

(b)	if and to the extent that such Claim arises from or is increased by the Buyers failure to comply with the provision of this paragraph 10.2.

10.3	The Buyer shall not be obliged to transfer conduct of any Third Party Recovery to the Seller or take any action requested under clause 10.1(c)(i) where such Third Party Recovery:

(a)
may, in the Buyer’s opinion (acting in good faith), have a material impact on the business of the Group as a whole having regard to its commercial interests, business activities and reputation in the market; or

(b)	involves a governmental or regulatory authority,

provided that in such cases the Seller shall not be liable to pay the Buyer’s Expenses in respect of the relevant Third Party Recovery.

10.4
Any Claim will be limited (in addition to the other limitations on the Seller’s liability referred to in this schedule) to the amount by which the loss or damage suffered by the Buyer as a result of such breach exceeds the amount (if any) so recovered by way of the Third Party Recovery.

10.5
If the Third Party Recovery involves a claim or other right of action against the Sellers (as defined in the Parker Fox Agreement) the Buyer shall pursue such Third Party Recovery at the same time, so far as is practicable, as pursuing a Claim and nothing in this paragraph 10 shall require the Buyer to pursue that Third Party Recovery before pursuing a Claim.

11	Claims by third party

11.1
In this paragraph 11, Third Party Claim means any Claim, other than a Tax Claim, which arises as a result of, or in connection with any claim by, or alleged liability to, a third party. If grounds for any Third Party Claim arise the Buyer:

(a)
shall as soon as reasonably practicable following the Buyer or relevant Group Company becoming aware of the Third Party Claim (and in any event prior to taking any material step to defend the Third Party Claim or to compromise, settle or waive any right in relation to the Third Party Claim), notify the Seller of the Third Party Claim;

(b)
shall provide the Seller with such information as the Seller may reasonably require relating to the Third Party Claim and shall keep the Seller fully informed of any material development in the conduct of the Third Party Claim;

(c)	shall, subject only to the provisions of paragraph 11.2, if requested in writing by the Seller (and subject to the Seller paying the Buyer’s Expenses), promptly:

(i)
take, and procure that the relevant Group Company and each member of the Buyer’s Group take, such action as the Seller may reasonably request to avoid, dispute, resist, appeal, defend or compromise the Third Party Claim; and

(ii)	procure that the Seller is placed in a position to take over the conduct of all negotiations and proceedings arising in connection with the Third Party Claim;

(d)
shall not (and shall procure that the relevant Group Company and each member of the Buyer’s Group do not) compromise, settle or waive any right or admit any liability in relation to that Third Party Claim without the written consent of the Seller, not to be unreasonably withheld.

11.2	The Buyer shall not be obliged to transfer conduct of any Third Party Claim to the Seller or take any action requested under clause 11.1(c)(i) where such Third Party Claim:

(a)
may, in the Buyer’s opinion (acting in good faith), have a material impact on the business of the Group as a whole having regard to its commercial interests, business activities and reputation in the market; or

(b)	involves a governmental or regulatory authority,

provided that in such cases the Seller shall not be liable to pay the Buyer’s Expenses in respect of the relevant Third Party Claim.

11.3	The Seller shall not be liable for any Claim if and to the extent that such Claim arises from or is increased by the Buyer’s failure to comply with the provision of this paragraph 11.

12	Duty to mitigate

Nothing in this Agreement will be deemed to relieve the Buyer from its common law duty to mitigate its loss.

13	No double recovery

Neither the Buyer nor any member of the Buyer’s Group will be entitled to recover damages or any other amount in respect of any Claim or otherwise obtain reimbursement or restitution more than once in respect of the same loss or liability and for this purpose any payment by the Seller under the Tax Covenant will be deemed to satisfy any Warranty Claim in respect of the same loss or liability.

14	No reliance on statements

The Buyer shall not make any claim against the Seller in respect of any warranty, representation, indemnity, covenant, undertaking or otherwise arising out of or in connection with the sale of the Sale Shares except where it is expressly contained in this Agreement or a Transaction Document. The Buyer confirms that it has not relied upon or been induced to enter into this Agreement by any warranty, representation, indemnity, covenant or undertaking given by any person which is not expressly contained in this Agreement or a Transaction Document.

15	Remedies and rescission

15.1	The provisions of this schedule will remain in full force and be fully applicable to all circumstances and, in particular, will not be discharged by any breach of this Agreement.

15.2	The Buyer will not be entitled to rescind this Agreement in any circumstances whatsoever whether before or after Completion.

15.3	The Buyer will not be entitled to terminate this Agreement in any circumstances whatsoever following Completion.

15.4	Notwithstanding any other provision, nothing in this schedule limits the rights of the Buyer in respect of fraud, fraudulent misrepresentation or under the Unfair Contract Terms Act 1977.

16	Application to third parties

Any third party which is entitled under the terms of this Agreement to claim against the Seller will be subject to the provisions of this schedule as if it were the Buyer.

Schedule 5.

Buyer’s Warranties

1
The Buyer is a company duly incorporated and validly existing under the laws of England and Wales and has the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this Agreement and any other Transaction Document to which it is a party.

2
This Agreement constitutes, and the other Transaction Documents executed or to be executed by the Buyer will, when executed, constitute valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

3	The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document will not:

(a)	breach any provision of the constitutional documents of the Buyer;

(b)	breach or constitute a default under any agreement or arrangement to which it is a party or by which it is bound;

(c)	breach any applicable laws or regulations, or any orders, judgements or decrees of any court, governmental agency or regulatory body Authority.

4
Save for the clearance referred to in clause 4.1(a), the Buyer has obtained all consents, approvals and authorisations necessary from all relevant Authorities to execute and perform its obligations under this Agreement and all the other Transaction Documents.

5	In relation to the Buyer:

(a)
no order has been made and no resolution has been proposed or passed for the winding up of or for a provisional liquidator to be appointed in respect of any of them and no petition has been presented for the purpose of winding up any of them;

(b)
no administration order has been made in respect of any of them and no petition or other application to the court for such an order has been presented or made and no administrator has been appointed (or notice of intention so to appoint filed in court) in respect of any of them;

(c)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of any of them or in respect of all or any material part of their respective assets;

(d)	no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any of them;

(e)	no distress, execution or other process has been levied or threatened in respect of any of their respective assets;

(f)	No event analogous to any of the circumstances mentioned in any of the foregoing sub-paragraphs of this paragraph 15 has occurred in relation to the Buyer outside England

Schedule 8

Taxation

Part 1 — General

1	Interpretation

1.1	In this schedule (unless the context otherwise requires):

Accounts Relief means any Relief which is shown as an asset in the Completion Statement or is taken into account in computing (and so reducing or eliminating) any provision for deferred Taxation which appears, or which but for the presumed availability of the Relief would have appeared, in the Completion Statement

Actual Taxation Liability means a liability to make an actual payment of Taxation whether or not such Taxation is also or alternatively chargeable against or attributable to any other person

Auditors means the auditors for the time being of the Company

Buyer’s Group means the Buyer and any company which is or within the six years prior to the date of Completion has been or after Completion becomes, a member of the same group of companies as, or is associated or connected with, the Buyer in each case for any Tax purpose

Claim means any assessment, notice, demand or other document issued or action taken by or on behalf of any Taxation Authority or any form of return, computation or self-assessment required by law from which it appears that the Company is subject to or is sought to be made subject to, or will or might become subject to, any Taxation Liability or that a breach of any Tax Warranty has occurred

CTA means the Corporation Tax Act 2009

CTA 2010 means the Corporation Tax Act 2010

Deemed Taxation Liability means:

(a)
the setting off of a Post-Completion Relief against an Actual Taxation Liability of the Company in respect of which the Seller would have been liable under the Tax Covenant or (as the case may be) against income, profits or gains which would have given rise to such an Actual Taxation Liability (a Set Off Liability), in which event the amount of the Set Off Liability is in the former case the amount of the Actual Taxation Liability eliminated by such setting off and in the latter case the amount of the Actual Taxation Liability of the Company which would have arisen but for such setting off;

(b)	the unavailability of an Accounts Relief in consequence of an Event occurring on or before Completion in which event the amount of the Deemed Taxation Liability is:

(i)
where the Accounts Relief unavailable is a deduction from or set-off against either Taxation or income, profits or gains (an Unavailable Relief Liability), the amount of the earliest Actual Taxation Liability of the Company to arise which would not have arisen or could have been avoided but for such unavailability; and

(ii)	where the Accounts Relief unavailable is a right to a repayment of Taxation (an Unavailable Repayment Liability), the amount of Taxation which would have been repaid but for such unavailability

Event means any event, occurrence, transaction, including the execution of the Agreement and Completion), omission or act whatsoever whether alone or in conjunction with any other event, transaction, omission or act whatsoever, including further (without limitation), becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax

FA means the Finance Act

Group Relief has the meaning given to that expression by section 402 ICTA and Part 5 CTA 2010

ICTA means the Income and Corporation Taxes Act 1988

IHTA means the Inheritance Tax Act 1984

Independent Expert means a member of the Chartered Institute of Taxation or the Institute of Chartered Accountants in England and Wales independent of the parties who has had a specialised Taxation practice for at least ten years and who shall be appointed by agreement between the relevant parties or (failing such agreement and upon the first application made by any such party) by the President of the Chartered Institute of Taxation or the Institute of Chartered Accountants in England and Wales

ITA means the Income Tax Act 2007

Post-Completion Relief means any Relief which arises solely in consequence of or by reference to an Event occurring or deemed to occur after Completion and not in consequence of or by reference to any Event occurring or deemed to occur on or before Completion (but shall not include any Windfall Relief)

Refund means a tax refund relating to an accounting period within the meaning of section 102 FA 1989 or section 963 of the CTA 2010

Relief means any loss, allowance, exemption, set-off, deduction, credit or other relief from any Taxation or in the computation of income, profits or gains for the purpose of any Taxation and any right to a repayment of Taxation

Seller Relief means any Relief which is or becomes available to the Company, other than an Accounts Relief or a Post-Completion Relief

Taxation means:

(a)
any form of tax, and any levy, duty, impost, deduction, or withholding in the nature of tax whether governmental, statutory, state, provincial, local governmental or municipal whenever created or imposed and whether of the United Kingdom, part of the United Kingdom or elsewhere but not including uniform business rates, water rates, community charge, council tax or any tax, charge, rate or duty similar to, corresponding with, replacing or replaced by any of them; and

(b)	all charges, surcharges, interest, penalties and fines relating to any Taxation falling within paragraph (a) of this definition

Taxation Authority means any authority or person, whether of the United Kingdom, part of the United Kingdom or elsewhere, competent to impose, assess or collect any Taxation

Tax Covenant means paragraph 11 of part 2

Taxation Liability means any Actual Taxation Liability, any Deemed Taxation Liability and any costs, fees and expenses falling within paragraph 11.1(g)

Tax Warranties means the warranties set out in part 3

TIOPA means the Taxation (International and Other Provisions) Act 2010

TCGA means the Taxation of Chargeable Gains Act 1992

unavailability means, in relation to a Relief, the reduction, modification, claw-back, counteraction, disallowance or cancellation of or failure to obtain that amount of that Relief but does not include the set-off of any Relief against Taxation or any income, profits or gains and unavailable shall be construed accordingly

VATA means the Value Added Tax Act 1994

Windfall Relief means any Relief falling within paragraph 4.2

1.2	In this schedule (unless the context otherwise requires):

(a)
references to Company, whether express or implied, shall be read and construed as references to each of Purpose UK Holdings Ltd (incorporated in England and Wales under number 6045943) and each member of the Group excluding Parker Fox individually as if the provisions of this schedule were set out in full in respect of each such company;

(b)	references to persons include an individual, corporation, partnership, unincorporated association, or body of persons and any state or any agency thereof;

(c)	references to parts are references to parts of this schedule.

1.3
Any payments made pursuant to this schedule or for breach of any Warranty shall, so far as possible, be treated as an adjustment to the consideration paid by the Buyer for the Shares under this Agreement.

2	Exclusions and Limitations

2.1
The Seller shall not be liable for breach of any Tax Warranty in respect of any Taxation Liability (or where the loss, liability or damage arising in consequence of a breach of any Tax Warranty is any Taxation Liability) or under the Tax Covenant in respect of any Taxation Liability to the extent that:

(a)	provision or reserve for it is made in the Completion Statement or payment or discharge of it is taken into account therein; or

(b)	it arises in consequence of, or would have been reduced or eliminated but for:

(i)
any voluntary act or omission of any member of the Buyer’s Group after Completion otherwise than in the ordinary course of the business of such company as carried on at Completion and otherwise than pursuant to a legally binding obligation of the Company in existence at Completion and which the Buyer’s Group was aware or ought reasonably to have been aware would give rise to the Taxation Liability; or

(ii)	the Company ceasing to carry on any trade or business after Completion or effecting a major change after Completion in the nature or conduct of any trade or businesses carried on by it; or

(iii)
the Company changing the date to which it makes up its accounts or changing any of its accounting policies, bases, practices or principles (including, without limitation, the treatment of timing differences and the bases on which the Company values its assets) in either case after Completion but excluding any change required to comply with any law or generally accepted accounting practices or principles of the jurisdiction in which the Company is resident for any Tax purpose; or

(iv)
the failure by or omission of the Company after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was permitted by law and which is taken in account:

(A)	in computing and so reducing any provision which appears in the Completion Statement (or eliminating any provision which would otherwise have appeared in the Completion Statement); or

(B)	in computing any right to repayment of Taxation which appears in the Completion Statement;

(a Required Claim) provided that the Seller has notified the Buyer in writing of the action required prior to the end of the relevant time limit to make the claim; or

(v)
the withdrawal or amendment by the Company after Completion of any Required Claim (as defined in (iv) above) made by the Company prior to Completion provided that the Seller has notified the Buyer in writing of the action required prior to the end of the relevant time limit to make the claim; or

(vi)	any claim, election, surrender, disclaimer, notice or consent made by the Company after Completion, the making or doing of which was not taken into account:

(A)	in computing and so reducing any provision which appears in the Completion Statement (or eliminating any provision which, would otherwise have appeared in the Completion Statement); or

(B)	in computing any right to repayment of Taxation which appears in the Completion Statement; or

(C)	which is made at the prior request of the Seller pursuant to its rights under this agreement; or

(vii)
any failure by the Buyer or the Company to comply with its obligations under paragraphs 6 and 8 but only to the extent such failure gives rises to a liability to any fine, penalty, interest and/or surcharge; or

(viii)
any new, or a change in, any legislation, secondary legislation, regulation, directive or order or any change in the rate of any Taxation or any imposition of Taxation or change in the published practice of, or published concession operated by, any Taxation Authority or change in interpretation of law (whether or not as a result of any case law) in each case coming into effect after Completion; or

(c)
such Taxation Liability is a liability to interest on instalment payments paid on or before Completion under paragraph 7 of the Corporation Tax (Instalment Payments) Regulations 1998 which interest is only payable by reason of any instalment payments made before Completion proving to be insufficient as a result of profits earned by the Company after Completion proving to be greater than was reasonably estimated by the Company at the time such instalment was made; or

(d)	it is a liability to any interest, penalty, fine or surcharge which arises as a result of or by reference to any delay or default on the part of any member of the Buyer’s Group after Completion; or

(e)
the Buyer has recovered damages or any other amount under this Agreement (whether for breach of Warranty, under this schedule or otherwise) in respect of the same loss, liability, damage or Event or the Buyer or the Company have otherwise obtained reimbursement or restitution from the Seller or a member of the Seller’s Group.

3	Mitigation of liability

The Seller may, in particular but without limitation, by notice in writing to the Buyer avoid or reduce any liability which the Seller would, apart from this paragraph 3, have under the Tax Covenant or for breach of any Tax Warranty by surrendering or procuring the surrender to the Company of Group Relief, a Refund or any other Relief (without the Buyer or the Company being liable to make any payment in consideration for such surrender) and the liability of the Seller under the Tax Covenant or for breach of any Tax Warranty shall be satisfied or avoided to the extent of the amount of Taxation which could be satisfied or avoided as a result of such surrender. The Buyer shall procure that the Company takes all such reasonable steps, including (without limitation) making and giving all such claims and consents as may be necessary to effect any such surrender.

4	Over-provisions and Windfall Reliefs

4.1
The Buyer shall at the request and expense of the Seller, such request to be made on or before the seventh anniversary of Completion, request the Auditors to determine (as experts and not as arbitrators and at the expense of the Seller) whether:

(a)
any provision for Taxation (other than a provision for deferred taxation) or for payment for Group Relief or the surrender of a Refund in the Completion Statement has proved to be an over-provision and if so its amount;

(b)
any right to a repayment of Taxation treated as an asset in the Completion Statement has proved to be understated and if so its amount or, where no right to repayment of Taxation was treated as an asset in the Completion Statement, whether any such amount should have been treated as an asset in the Completion Statement and if so the amount; or

(c)
any Actual Taxation Liability which arises or would otherwise have arisen (other than one which would otherwise have given rise to a corresponding liability of the Seller under the Tax Covenant) is avoided or reduced or any repayment of an amount of Taxation is obtained in either case by the use of a Seller Relief, and, if so, the amount of Taxation so saved or the amount of that repayment; and

if the Auditors determine that there has proved to be any such over-provision, understatement or amount, the amount of such over-provision, understatement or amount (as the case may be) shall be dealt with in accordance with paragraph 4.3.

4.2
The Buyer shall at the request and expense of the Seller request the Auditors to determine (as experts and not as arbitrators and at the expense of the Seller) whether any Taxation Liability (or the Event giving rise to such Taxation Liability or the discharge of it) which has resulted in any sum having been paid or becoming payable by the Seller under the Tax Covenant or for breach of any Tax Warranty has given rise to a Relief (or would give rise to a Relief assuming that all reasonable steps are taken to obtain such Relief) which would not otherwise have arisen, and:

(a)	a liability of the Company to make an actual payment or increased payment of Taxation has been or could have been satisfied or avoided in whole or in part by the use of that Relief; or

(b)	a right to a repayment of Taxation has or could have arisen as a result of the use of that Relief; and

if the Auditors so determine, the amount by which that liability has or could have been satisfied or avoided or an amount equal to the amount of that repayment (as the case may be) shall be dealt with in accordance with paragraph 4.3.

4.3	Where it is provided under paragraph 4.1 or 4.2 that any amount is to be dealt with in accordance with this paragraph 4.3:

(a)	the amount shall first be set off against any payment then due from the Seller under the Tax Covenant or for breach of any Tax Warranty;

(b)
to the extent there is an excess, a refund shall be made to the Seller, within 10 Business Days of the Auditors determination referred to in paragraph 4.1 or 4.2 (as appropriate), of any previous payment made by the Seller under the Tax Covenant or for breach of any Tax Warranty and not previously refunded under this paragraph up to the amount of such excess; and

(c)
to the extent that the excess referred to in paragraph 4.3(b) is not exhausted thereunder, the remainder of that excess shall be carried forward and set off against any future payment which becomes due from the Seller under the Tax Covenant or for breach of any Tax Warranty;

4.4
Where such determination by the Auditors as is mentioned in paragraph 4.1 or 4.2 has been made, the Seller or the Buyer may request the Auditors to review such determination (at the expense of the person making the request) in the light of all relevant circumstances, including any facts which have become known only since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

4.5
If the Auditors determine under paragraph 4.4 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 4.1 or 4.2, as the case may be, in place of the amount originally determined and such adjusting payment (if any) as may be required by virtue of such substitution shall forthwith be made by the Seller to the Buyer or, as the case may be, by the Buyer to the Seller.

5	Recovery from third parties

5.1
If the Seller has made, or is liable to make, a payment to the Buyer under the Tax Covenant or for breach of any Tax Warranty and any member of the Buyer’s Group is before the seventh anniversary of Completion entitled to recover from any third party (including any Taxation Authority) a payment which would not have been made but for such Actual Taxation Liability, the Buyer shall and shall procure that the relevant member of the Buyer’s Group shall inform the Seller of this entitlement and use all reasonable endeavours to effect such recovery.

5.2	The Buyer covenants with the Seller to pay to the Seller a sum equal to the lesser of:

(a)	the amount of any payment so received, after deduction therefrom of an amount equal to any costs, fees and expenses incurred in obtaining it and any Taxation Liability incurred in respect of it; and

(b)	the amount paid by the Seller under the Tax Covenant or in respect of the Tax Warranties in respect of the Taxation Liability in question.

6	Appeals and conduct of claims

6.1
If the Buyer or the Company (or any of their officers, employees or agents) becomes aware of a Claim which could give rise to a liability of the Seller under the Tax Covenant or in respect of the Tax Warranties, the Buyer shall or shall procure that the Company shall as soon as reasonably practicable give written notice of the Claim to the Seller and, in any event, where a statutory or other time limit is applicable for responding to or appealing against the Claim or to any assessment, notice, demand or other document issued (or deemed to be issued) or action taken which constitutes the Claim, the Buyer shall, where reasonably practicable, give written notice of the Claim to the Seller at least 21 days prior to the expiry of such time limit. Such written notice shall, where reasonably practicable, include an estimate of the liability of the Seller under the Tax Covenant or in respect of the Tax Warranties in respect of such Claim, the basis of calculation of that estimate and such details of the Claim as are then available to the Buyer or the Company.

6.2
The Buyer shall, and shall procure that the Company shall, take such action to appeal, compromise, protest against, mitigate, reduce, avoid, dispute, resist or compromise the Claim and make available such documents, information and assistance in connection with the Claim as the Seller may by written notice reasonably request provided the Seller shall indemnify the Buyer and the Company against all reasonable costs and expenses which the Buyer or the Company properly incurs as a result of taking such action or providing such information and assistance.

6.3
The Seller may, at the Seller’s expense, elect to have any action referred to in paragraph 6.2 conducted by professional advisers acting in the name of the Company but reporting to the Seller in which event the provisions of paragraph 6.4 shall apply.

6.4	The Seller hereby undertakes to the Buyer to:

(a)	keep the Buyer informed of all matters relating to the action and deliver to the Buyer copies of all material correspondence relating to the action;

(b)	obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to the content and sending of written communications relating to the action to a Taxation Authority; and

(c)	obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to:

(i)	the settlement or compromise of the Claim which is the subject of the action; and

(ii)	the agreement of any matter in the conduct of the action which is likely to affect the amount of the Claim.

6.5
The Buyer shall not be obliged to procure that the Company take any action under this paragraph 6 (including paragraph 6.3) which involves contesting any matter beyond the first appellate body (excluding the Taxation Authority which has or shall have made the Claim in question, the statutory pre-tribunal review, the Tax Chamber of the First-tier Tribunal and the Finance and Tax Chamber of the Upper Tribunal) unless the Seller furnishes the Buyer with the written opinion of Counsel of at least five years call who is experienced in the subject matter of the Claim to the effect that an appeal in respect of the matter in question has a reasonable prospect of being won.

6.6
If at any time the Seller has not exercised the election referred to in paragraph 6.3 but requests that the Buyer take, or procure that the Company take, any action referred to in paragraph 6.2, the provisions of paragraph 6.4 shall apply as if references to “Seller” are references to “Buyer” and reference to “Buyer” are references to “Seller”.

7	Disputes

7.1
In the event of any dispute under paragraph 3, 4, 5, 6 or 8 of this schedule, such dispute shall at the election of either/any party be determined by the Independent Expert (acting as expert and not as arbitrator) and in the absence of manifest error his determination shall be conclusive and binding on the parties. The proper charges and disbursements of the Independent Expert shall be paid and borne on each occasion by the parties concerned in such proportions as the Independent Expert may in his absolute discretion consider fair and reasonable.

7.2	If either party is dissatisfied with any determination of the Auditors, the matter shall be referred to the Independent Expert for determination in accordance with the provisions of paragraph 7.1.

8	Taxation Computations

8.1	Subject to complying with the provisions of paragraph 8.2 below, the Seller or its duly authorised agents shall, at the cost and expense of the Company:

(a)
prepare and submit the corporation tax returns of the Company for all accounting periods of the Company ended on or prior to Completion, to the extent the same shall not have been prepared and/or submitted before the date hereof;

(b)	prepare and submit all claims, elections, notices, disclaimers, consents and/or surrenders assumed in preparing the returns referred to in (a); and

(c)	deal with all matters (including correspondence and negotiations) relating to the returns of the Company referred to in (a).

8.2	The Seller covenants with the Buyer:

(a)	to keep the Buyer and its duly authorised agents fully informed of all matters relating to the submission, negotiation and agreement of the returns referred to in paragraph 8.1(a); and

(b)
that no written communications (including e-mails) shall be transmitted to any Taxation Authority without first being submitted to the Buyer and/or its duly authorised agents as soon as reasonably practicable for their comments, authorisation and written approval and shall only finally be submitted or transmitted to the relevant Tax Authority on the receipt of the written approval of the Buyer (such approval not to be unreasonably withheld or unreasonably delayed).

8.3
The Buyer shall be obliged to procure that the Company makes or gives any returns, claims, elections, surrenders and consents in relation to Taxation, to the extent it was assumed they would be made or given in computing any provision which appears in the Completion Statement (or in eliminating any provision which would have so appeared) provided that the Seller has notified the Buyer in writing of the action required as soon as practicable and, in any event, prior to the end of the time limit to make the claim.

8.4
The Buyer shall be under no obligation to procure the signing and/or authorisation of any document delivered to it under paragraph 8.2(b) which it reasonably considers, to be false, misleading, incomplete or inaccurate in any respect having made reasonable enquiries as to the completeness, validity, and/or accuracy thereof.

8.5
The Buyer shall provide and shall procure that the Company provides with all such documents and information (including, without limitation, access to books, accounts and records as well as copies of any written communications from any Tax Authority) as the Seller may reasonably require in connection with its rights pursuant to this paragraph 8.

8.6
In respect of the accounting period of the Company commencing prior to Completion and ending after Completion (Straddle Period) the Buyer shall procure that the corporation tax returns of the company shall be prepared on the basis which is consistent with the manner in which corporation tax returns of the Company are or have been prepared for all accounting periods ended prior to Completion.

8.7
The Buyer shall procure that the Company keeps the Seller fully informed of the Taxation affairs of the Company in respect of the Straddle Period and shall provide the Seller with copies of all relevant documents and shall not submit any correspondence or submit or agree any return or computation for such period, to any Taxation Authority without giving the Seller a reasonable opportunity to make representations thereon and without the written consent of the Seller (such consent not to be unreasonably withheld or delayed).

8.8
The Seller or its duly appointed agents, as appropriate, shall provide and shall procure that, at the Buyer’s expense, the Company provides with all such documents and information (including, without limitation, access to books, accounts and records as well as copies of any written communications from any Tax Authority) as the Buyer may reasonably require in connection with its rights pursuant to this paragraph 8.

9	Miscellaneous

9.1	In assessing any damages payable by the Seller for breach of any Taxation Warranty, the value of the Company shall not be taken as exceeding the Consideration.

9.2
If any potential claim under the Tax Covenant or for breach of any Tax Warranty arises in consequence of a liability of the Company which is contingent only, the Seller shall not be liable in respect of the claim until such time as the contingent liability ceases to be contingent and becomes an actual liability.

10	Buyer’s Covenant

10.1
The Buyer covenants with the Seller to pay to the Seller by way of additional payment of purchase price for the Sale Shares an amount equal to any Actual Taxation Liability of the Seller or of any company which is under the control of the Seller at any time after Completion (and any costs and expenses incurred by the Seller or the company in relation to such Actual Taxation Liability or in making any claim under this paragraph 10.1), where such Actual Taxation Liability arises as a result of the failure by the Company to discharge after Completion an Actual Taxation Liability for which the Company is primarily liable and which is not within the Tax Covenant.

10.2
If the Buyer becomes liable to make a payment under paragraph 10.1, the Buyer shall pay such amount in cleared immediately available funds on or before the later of the date 5 Business Days before that Actual Taxation Liability is finally due and payable and the date 5 Business Days after the date of written demand on the Buyer by the Seller.

10.3
The provisions of paragraphs 4.1 to 4.3 of Part 2 of this Schedule shall apply to payments under this paragraph 10 as it applies to payments under the Tax Covenant as if references therein to the “Buyer” are references to the “Seller” and references to the “Seller” are references to the “Buyer”.

Part 2 — Taxation Covenant

1	Covenant by the Seller

1.1	Subject to the provisions of part 1 and of schedule 4, the Seller hereby covenants with the Buyer to pay to the Buyer an amount equal to:

(a)	any Actual Taxation Liability of the Company arising as a result of;

(i)	an Event occurring on or before Completion; or

(ii)	or by reference to any income, profits or gains earned, accrued or received on or before or in respect of any period ended on or before the date of Completion; or

(iii)	the waiver, discharge or elimination after Completion of any indebtedness pursuant to clause 8.3 of this agreement;

(b)	any Deemed Taxation Liability;

(c)
any payment of Taxation for which a Company is liable that would not have arisen but for any person (other than the Buyer or a company falling within the definition of Company) failing to pay any amount of Taxation;

(d)
(without limitation to the generality of Clause 1.1(a) any Taxation Liability of the Company arising on or before Completion in connection with any inter-Company loans, including, without limitation, any Taxation Liability arising as a result of (i) any potential withholding tax liabilities, or (ii) any adjustments under Part 4 of TIOPA in respect of those loans;

(e)
(without limitation to the generality of Clause 1.1(a) any Tax Liability arising as a result of (i) the MEM Holdings Shares being considered to be “readily convertible assets” as defined for the purposes of Part 11 Chapter 4 ITEPA 2003 and (ii) the sale of the Sale Shares to CCRT International Holdings B.V.;

(f)	any increased United States Taxation payable by any member of the Buyer’s Group as a result of the representation at paragraph 2.1 being incorrect; or

(g)
any reasonable third party costs, fees and expenses reasonably incurred by the Buyer or the Company as a result of any Taxation Liability within paragraphs 1.1(a) to 1.1(f) above or with any Claim in respect thereof or in taking or defending any action under this schedule.

2	United States Tax

2.1
The Seller represents that it and each Company and Parker Fox has elected or will elect to be treated as a disregarded entity, or partnership pursuant to Treas. Reg. 301-7701-2, or 301.7701-3 as appropriate, and such election will be in force at the Completion Date. The Buyer and Seller acknowledge and agree that the sale of the Company as contemplated herein by the Seller shall be treated, for United States federal income tax purposes, as the sale by the Seller’s Guarantor and the purchase by the Buyer of all of the assets of each Company and Parker Fox.

2.2
The Buyer, the Seller and the Seller’s Guarantor agree that they shall not take any inconsistent position with respect to the characterisation set out in paragraph 2.1 above for United States federal income tax purposes.

2.3
The Buyer, the Seller and the Seller’s Guarantor shall mutually agree on an allocation of the Purchase Price and any liabilities assumed for US federal tax purposes among the assets of each Company and Parker Fox in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. If the Buyer, the Seller and the Seller’s Guarantor cannot agree on such an allocation within 30 days after the Completion Date, the Buyer shall have the right to propose an allocation schedule (the Proposed Allocation Schedule) and the Seller and the Seller’s Guarantor shall be deemed to accept the Proposed Allocation Schedule unless they reject it in writing within 30 days of the proposal of the Proposed Allocation Schedule by the Buyer. If there is an objection to the Proposed Allocation Schedule, the matter shall be resolved in accordance with procedures substantially similar to the dispute settlement procedures set out in Section 3.6 to 3.11 of Schedule 11 (“Completion Statements”). The allocation, as agreed to by the Buyer, the Seller and the Seller’s Guarantor, or as resolved in accordance with the preceding sentence, shall be binding on the Buyer. the Seller and the Seller’s Guarantor, and the Buyer, the Seller, and the Seller’s Guarantor agree that they shall not take any inconsistent position with respect to such allocation for accounting or United States federal income tax purposes.

3	Payment

3.1	If the Seller is or becomes liable to make a payment under the Tax Covenant in respect of:

(a)
an Actual Taxation Liability, the Seller shall pay such amount on or before the date 5 Business Days after the date of written notice from the Buyer to the Seller of the amount which the Seller is required to pay and requesting payment or, if later, the date 5 Business Days before the date on which the Actual Taxation Liability in question is due for payment;

(b)
a Deemed Taxation Liability, the Seller shall pay such amount by the later of 5 Business Days after the date of written notice from the Buyer to the Seller of the amount which the Seller is required to pay and requesting payment, and:

(i)	in the case of a Set Off Liability, the date on which the Actual Taxation Liability referred to in the definition of that term would otherwise have become due for payment;

(ii)	in the case of an Unavailable Relief Liability, 5 Business Days before the date on which the Actual Taxation Liability referred to in the definition of that term is actually due for payment; or

(iii)	in the case of an Unavailable Repayment Liability, the date on which the repayment of Taxation would have been made but for that unavailability; or

(c)
any amount within paragraph 1.1(g) the Buyer will notify the Seller in writing of such amount specifying details of the services for which those costs, fees and expenses were incurred and the circumstances in which they were obtained and the Seller shall pay such amount on or before the date 5 Business Days after the date of such notice.

3.2	Sums not paid by the Seller on the dates specified in paragraph 3.1 shall bear interest (which shall accrue from day to day after, as well as before, judgment at the base rate from time to time of Barclays Bank plc) from the date following the specified date up to and including the day of actual payment of such sums.

4	Tax on payments by Seller

4.1	All sums payable by the Seller to the Buyer under this schedule shall be paid free and clear of all deductions or withholdings except as may be required by law.

4.2
If the Seller is required by law to make a deduction or withholding, the Seller covenants to pay to the Buyer such further sum as will ensure that the Buyer receives and retains a net amount (after taking into account such Taxation) equal to the full amount which it would have received and retained had the payment in question not been subject to Taxation.

4.3
If any amount paid or due to the Buyer under this schedule or in respect of the Tax Warranties results in a Taxation Liability of the Buyer (ignoring the availability of any Relief), the Seller covenants with the Buyer to pay the Buyer such further sum as will ensure that the net amount received and retained by the Buyer after such Actual Taxation Liability is taken into account shall equal the full amount which would have been received and retained by the Buyer in the absence of such Taxation Liability.

Part 3 — Taxation Warranties

1	Post Accounts Date

Since the Accounts Date:

(a)	no accounting period has ended for the purposes of any Taxation;;

(b)	the Company has not paid any Taxation after its due date for payment and is not liable for any Taxation the due date for payment of which has passed;

(c)	the Company has not declared or paid any dividend or made any other distribution for the purposes of any Taxation.

2	Compliance

2.1	The Company has duly paid all material amounts of Tax which it has become liable to pay, on or before the due date for payment.

2.2
All notices, computations and returns which ought to have been submitted to a Taxation Authority by the Company have been properly and duly so submitted and all information, notices, computations and returns submitted to a Taxation Authority are true, accurate and complete in all material respects and are not the subject of any material dispute nor, so far as the Seller is aware, are likely to become the subject of any material dispute with a Taxation Authority.

2.3	All material records which the Company is required to keep for Taxation purposes have been duly kept and are available for inspection at the premises of the Company.

2.4	The Company has not, within the last three years, asked for any extensions of time for the filing of any currently outstanding tax returns or other documents relating to Taxation.

2.5
All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Accounts or the Completion Statement and the time limit for the making of which has passed have been duly made.

2.6
There is no dispute between the Company and any Taxation Authority, the Company is not the subject of an investigation, audit or review by any Taxation Authority and as far as the Seller is aware there are no facts which are likely to give rise to any such dispute, investigation, audit or review.

2.7
The Company is not and has not at any time within the 3 years prior to the date hereof been liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxation in excess of £10,000 and as far as the Seller is aware there are no facts which are likely to cause it to become liable to pay any such penalty, fine, surcharge, interest or similar amount.

2.8	Within the last 3 years, the Company has duly and punctually complied with all its obligations to deduct Taxation from payments made by it and to account for such Taxation to any Taxation Authority.

3	Close companies

The Company is not and has never been a close company within the terms of section 414 and 415 ICTA or sections 439 or 446 of the CTA 2010.

4	Distributions and payments

4.1	No distribution (for the purposes of any Taxation) has been made by the Company during the six years ended on the Accounts Date (except as provided in the Accounts).

4.2	The Company has not made or received or been involved in any distribution pursuant to a demerger or reconstruction.

4.3	The Company has not at any time received a capital distribution in cash or in specie.

4.4	The Company has not on or after 6 April 1965:

(a)	repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

(b)
capitalised or agreed to capitalise in the form of shares or debentures, any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than for new consideration (as defined in section 254 ICTA).

5	Employee benefits

5.1
The Disclosure Letter contains full details of all dispensations granted to the Company by any Tax Authority under any relevant legislation, statute, regulation, statutory instrument or other published practice or law with judicial effect relating to payments and benefits made or provided, or treated as made or provided, to its employees or officers or former employees or officers or any persons required to be treated as such, and the reporting requirements in relation to such payments and benefits.

5.2
The Disclosure Letter contains full details of all long-term incentive plans, share option schemes, profit sharing schemes and trusts for the benefit of employees established by the Company, whether or not approved by any relevant Tax Authority and of all bonus or profit related pay schemes established by the Company.

6	Group transactions

6.1
The Company is not liable to make any payment (to any person other than another company falling within the definition of the Company) for any Group Relief or a Refund surrendered or to be surrendered to it and there are no amounts due or which may become due to the Company (from any person other than another company falling within the definition of the Company) in respect of the surrender of any Group Relief or a Refund. The Company is not liable to surrender (to any person other than another company falling within the definition of the Company) any Group Relief or a Refund under those provisions. There are no arrangements whereby the Company may become liable to repay (to any person other than another company falling within the definition of the Company) any sums paid to it for the surrender of any Group Relief or a Refund.

6.2	The Company has not at any time:

(a)
acquired any asset from any company (other than another company falling within the definition of the Company) which at the time of the acquisition was a member of the same group of companies (for the purposes of any Taxation) nor has the Company entered into any election pursuant to section 171A or section 179A TCGA;

(b)	acquired an asset as trading stock from a member of the same group where the asset did not form part of the trading stock of any trade carried on by the other member or disposed or an asset which formed part of the trading stock of any trade carried on by the Company to another member of the same group which acquired the asset otherwise than as trading stock of a trade carried on by the other member;

(c)
ceased to be a member of a group of companies in such circumstances that a profit or gain was deemed to accrue to the Company and neither the execution of this Agreement, this Agreement becoming unconditional or Completion will result in any profit or gain being deemed to accrue to the Company for any Taxation purpose.

7	Residence and offshore interests

7.1
The Company is and has at all times been resident in the county of its incorporation for Tax purposes and is not and has not been treated as resident or as having a branch or permanent establishment in any other jurisdiction for any Taxation purpose (including under any double taxation treaty or agreement).

7.2
The Company is not liable for any Taxation as the agent or Tax representative of any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any Taxation purposes.

7.3
The Company does not and has at no time owned a beneficial interest in the capital of a company which is resident outside the United Kingdom and which would be a close company if it were resident in the United Kingdom, in circumstances such that a chargeable gain accruing to that other company could be appointed to the Company under section 13 TCGA.

7.4	The Company has not received any asset by way of gift as mentioned in section 282 TCGA.

8	VAT

8.1
The Company is duly registered for the purposes of VATA. Such registration is not subject to any conditions imposed by or agreed with the Commissioners of HM Revenue and Customs. Within the last 3 years, the Company has complied in all material respects with VATA and all orders, provisions, directions or other conditions made or imposed thereunder or under any other law relating to VAT.

8.2	The Company is not and has never been a member of a group for the purpose of section 43 VATA.

8.3	The Company has not registered, and is not required to register, for VAT purposes (or for the purposes of any similar tax on added value or turnover) in any country other than the United Kingdom.

9	Stamp duty, stamp duty reserve tax and Stamp duty land tax

9.1
All documents which confer any right or title upon the Company to which the Company was a party as a Buyer, lessee or assignee and which attract stamp or transfer duty in the United Kingdom have been duly stamped.

9.2	The Company has not been party to any transaction whereby the Company is or could become liable to or to account for stamp duty reserve tax.

9.3	The Company has duly paid any stamp duty land tax which it has been required to pay.

Schedule 10

Pre-Completion

1	Access

Until Completion the Seller shall:

(a)
procure that the Buyer, its agents and representatives are given access to the financial books and records of the Group Companies during normal business hours on any Business Day and on reasonable notice to the Seller;

(b)
provide such information regarding the business and affairs of the Group as the Buyer may reasonably require provided that the Buyer agrees that it would not be reasonable to require information considered by the Seller, acting in good faith, to be commercially sensitive;

(c)
not, and shall procure that no Group Company shall enter into, continue or solicit discussions or negotiations with, or provide any information to or otherwise assist, any third party who may be interested in acquiring the Sale Shares (or any of them) or the whole or any material part of the undertaking, business or assets of any Group Company, save that nothing in this paragraph (c) shall restrict any member of the Seller’s Group, or any Group Company at the cost of the Seller’s Group (and at no cost to the Group):

(i)	from undertaking any corporate transaction or reorganisation (other than a sale in a private transaction (whether through one or more transactions) which relates exclusively to the Group);

(ii)	a spin-off of Purpose Financial Holdings, Inc, as envisaged by documents previously filed with the US Securities and Exchange Commission

(iii)	from acquiring the interests of minority shareholders in MEM on the basis of the Minority SPA; or

(iv)
from taking reasonable steps to prepare for the potential initial public offering of any member of the Group including but not limited to agreeing appropriate transaction agreements, announcements, notices and circulars and communication regarding any potential offering with any regulator provided that there shall be no announcement or disclosure to the public of any potential offering and information is only provided to potential investors who have agreed in writing to keep such information confidential ; or

(v)
from taking all and any necessary steps to prepare for a private debt financing, private placement or public offering of debt securities of any member of the Group including the execution and filing of appropriate transactional documentation to support such fund raising provided that:

(A)
any agreement signed by the Seller or any Group Company in respect of a private debt financing, private placement or public offering of debt securities shall provide that it terminates without liability to any member of the Group upon completion of this Agreement;

(B)	the Seller shall not close any such transaction; and

(C)	information is only provided to potential financiers who have agreed in writing to keep such information confidential.

2	Conduct of Business

Until Completion the Seller shall carry on the Business in the ordinary course in the same manner as it is presently carried on as regards the nature, scope and manner of operation and exercise all rights and powers available to it so as to procure that, except with the written consent of the Buyer, no Group Company shall:

(a)	incur any expenditure exceeding £100,000 for any individual item; or

(b)	dispose of or create any Security Interest in respect of any part of its assets except in the ordinary course of trading; or

(c)
borrow any money (except pursuant to the NatWest Facility in the ordinary course of business) or make any payments out of or drawings on its bank account(s) (except routine payments or drawings (including pursuant to the NatWest Facility in the ordinary course of business) in the ordinary course of trading); or

(d)	enter into any unusual or abnormal contract or commitment; or

(e)	grant any lease or third party right in respect of any of the Properties or transfer or otherwise dispose of any of the Properties; or

(f)
contravene in any material respects any statute, order or regulation (provided always that this paragraph (f) shall not be applied retrospectively (including for the avoidance of doubt the retrospective interpretation of any existing statute, order or regulation) to impose any greater obligation or liabilities on the Seller); or

(g)
do or omit to do anything which might result in the termination, revocation, suspension, modification or non-renewal of any licence or consent held by it which is likely to have a material effect on the Business; or

(h)
declare, make or pay any dividend or other distribution excluding (i) the repayment of any intragroup indebtedness between any Group Company and any other Group Company or any indebtedness between a Group Company and any Member of the Seller’s Group and (ii) the redemption of any preference shares in a Group Company by any Member of the Seller’s Group; or

(i)
grant, issue or redeem any mortgage, charge, debenture or other security or other than in the ordinary course of trading give any guarantee or indemnity, excluding the redemption of the following Security Interests;

(A)	Debenture granted by MEM Capital Limited to Bank of Scotland plc dated 21 March 2006

(B)	Debenture granted by MEM Capital Limited to CompuCredit Holdings Limited dated 22 March 2007

(C)	Guarantee and Debenture granted by MEM Capital Limited to Barclays Bank dated 12 December 2008

(D)	Guarantee granted by MEM Capital Limited to Bank of Scotland Plc dated 16 March 2006.

(j)
make any change in the terms and conditions of employment of any of its directors or Senior Manager or employ or terminate (except for good cause) the employment of any Senior Manager excluding the termination of the employment of Iain McKenzie; or

(k)
make, or announce to any person any proposal to make, any change or addition to any Relevant Benefits (as defined in paragraph 7 of schedule 3) of or in respect of any of its directors, employees, former directors or former employees (or any dependant of any such person) or to any of the Disclosed Schemes other than any change required by law; or

(l)
grant or create, or announce to any person any proposal to grant or create, any additional Relevant Benefits (as so defined) or take any action or allow any action to be taken in relation to any of the Disclosed Schemes other than in the ordinary course of administering the Disclosed Schemes or omit to take any action necessary or prudent for the ordinary proper operation of the Disclosed Schemes; or

(m)	permit any of its insurances to lapse or do anything which it knows or ought reasonably to know would make any policy of insurance void or voidable; or

(n)
create, issue, purchase or redeem any class of share or loan capital other than pursuant to the Minority SPA or in connection with the repayment of any intragroup indebtedness between any Group Company and any other Group Company or any indebtedness between a Group Company and any Member of the Seller’s Group or a redemption of any preference shares in a Group Company by any Member of the Seller’s Group; or

(o)
pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise other than in connection with the repayment of any intragroup indebtedness between any Group Company and any Member of the Seller’s Group or in connection with the transactions envisaged by the Minority SPA; or

(p)
form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture other than termination of the shareholders agreement relating to MEM Holdings Limited in connection with the transactions envisaged by the Minority SPA; or

(q)	amend, vary, waive or terminate the Parker Fox Agreement or the Minority SPA; or

(r)
fail to enforce any right under the Parker Fox Agreement or the Minority SPA which would have a material adverse effect on the rights and benefits which any Group Company has pursuant to the terms of such agreements; or

(s)	agree, conditionally or otherwise, to do any of the foregoing.

3	Termination

3.1
3.1 If before Completion the Seller is in material breach of any obligation on its part under Schedule 10 to this Agreement, where that breach is capable of remedy, it is not remedied to the Buyer’s satisfaction the Buyer may elect to terminate this Agreement by giving notice to the Seller.

3.2	3.2 If the Buyer elects to terminate this Agreement pursuant to the provisions of paragraph 3.1 above,

(a)
except for this paragraph 3 (and the provisions of clause 7.2 which implement this paragraph 3) and clauses 1, 2, 10, 16, 18 and 19 all the provisions of this Agreement shall lapse and cease to have effect; but

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any (i) accrued rights and obligations under clause 4.6 as at the date of termination under paragraph 3.1 or (ii) accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation provided that if the Buyer terminates this Agreement pursuant to paragraph 3.1 the Buyer’s only remedy for breach of the provisions of this schedule 10 shall be termination of the Agreement.

4	Capital Expenditure

Within 7 Business Days of the end of each calendar month after the date of this agreement the Seller shall, or shall procure that a relevant Group Company shall, provide to the Buyer a schedule detailing the amounts, in GBP, of any capitalised internal software costs incurred in the calendar month. The Seller will, acting in good faith, take into account any comments and observations that the Buyer may reasonably make on such schedule, including in relation to the treatment of such software costs in the future and provide such additional information as the Buyer may reasonably request provided that the Buyer agrees that it would not be reasonable to require the Seller to make any changes to its accounting principles, policies, procedures or practices.

Schedule 11

Completion Statement

Part 1 — General Provisions

1	Form and Content of the Completion Statement

The Completion Statement shall be drawn up in the format of the proforma set out in part 2 , of this schedule and include the line items, set out in part 2 of this schedule. The Completion Statement shall include the general ledger codes, and only those general ledger codes, for each of companies in the form set out in part 2 of this schedule. Amounts for each general ledger category, for each company, are provided as of November 30, 2010 as a reference. Actual Working Capital Amount is the total sum of the general ledger items for all of the companies, after considering any eliminations as provided for in the example set out in part 2 of this schedule below (which, for the avoidance of doubt, is included for illustrative purposes only).

2	Accounting Policies

2.1	The Completion Statement shall be drawn up in accordance with:

(a)	the accounting principles, policies, procedures, practices and techniques set out in paragraphs 2.2 to 2.3 below;

(b)	the specific accounting policies set out in part 3 of this schedule

(c)
to the extent not inconsistent with paragraph 2.1(b), the accounting principles, policies, procedures, practices, evaluation rules, methods, techniques and bases in the Accounts, applied on a consistent basis;

(d)	to the extent not inconsistent with paragraphs 2.1(b) and 2.1(c) UK generally accepted accounting practices as at the date of this Agreement.

2.2
The Completion Statement shall be drawn up as at Completion. No account shall be taken of events taking place after Completion and regard shall only be had to information available to the parties to this Agreement at that time.

2.3	The Completion Statement shall be expressed in pounds sterling.

3	Preparation

3.1
As soon as practicable, and in any event no later than the date falling 60 days from Completion (excluding the day of Completion), the Buyer shall deliver to the Seller a draft of the Completion Statement (Draft Completion Statement). Prior to such delivery, the Buyer shall so far as is practicable consult with the Seller with a view to reducing the potential areas of disagreement.

3.2
In order to enable the Seller to review the Draft Completion Statement, the Buyer shall make available to the Seller, its officers employees and advisers, upon reasonable prior notice all books and records relating to the Group during normal office hours.

3.3	If the Seller does not within 30 days from delivery to it of the Draft Completion Statement (excluding the date of delivery) (Review Period) give notice to the Buyer that it disagrees with the Draft Completion Statement, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Seller’s opinion should be made to the Draft Completion Statement (the Seller’s Disagreement Notice), the Draft Completion Statement shall be the Completion Statement and shall be final and binding on the parties for all purposes.

3.4
If the Seller delivers a valid Seller’s Disagreement Notice within the Review Period, the Seller and the Buyer shall attempt in good faith to reach agreement in respect of the Draft Completion Statement and:

(a)
if the Buyer and the Seller agree, in writing, on all adjustments to be made to the Draft Completion Statement within 21 days from delivery of the Seller’s Disagreement Notice (excluding the date of delivery), then, the agreed adjustments shall be incorporated into the Draft Completion Statement and the Draft Completion Statement so adjusted shall be the Completion Statement and shall be final and binding on the parties for all purposes.

(b)
if they are unable to do so within 21 days from delivery of the Seller’s Disagreement Notice (excluding the date of delivery), the Seller or the Buyer shall refer those matters which are in dispute in the Draft Completion Statement to the Reporting Accountants.

3.5
If, as provided in paragraph 3.4(b), the Buyer and the Seller are unable to agree the Completion Statement then any matters in dispute may be referred by either party for determination, on the basis set out in paragraphs 3.6 to 3.11 (inclusive ) below to:

(a)	the firm of independent chartered accountants agreed between the Seller and the Buyer within 15 Business Days of a request by either of them to the other, or, failing such agreement within such time,

(b)
the firm of independent chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (or by such person as the President specifies for the purpose of making such nomination) on the written application of either the Seller or the Buyer.

(c)
If any firm of independent chartered accountants selected or nominated pursuant to paragraphs 3.5(a)or 3.5(b) refuses to accept the appointment, the procedure set out in this paragraph 3.5 shall be repeated.

(the firm of independent chartered accountants appointed pursuant to this paragraph 3.5 shall be the Reporting Accountants)

3.6
The Reporting Accountants shall be engaged jointly by the Seller and the Buyer on the terms set out in this paragraph 3 and otherwise on such terms as shall be agreed; provided that neither the Seller nor the Buyer shall unreasonably (having regard, inter alia, to the provisions of this paragraph 3) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as the Seller and the Purchaser may agree) then, unless the Seller or the Buyer is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

3.7
Except to the extent that the Seller and the Buyer agree otherwise, and save as provided by the remaining provision of this paragraph 3, the Reporting Accountants shall determine their own procedure but apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(a)	whether any of the arguments for an alteration to the Draft Completion Statement put forward in the Seller’s Disagreement Notice, and which remain in dispute, is correct in whole or in part; and

(b)	if so, what alterations should be made to the Draft Completion Statement in order to correct the relevant inaccuracy in it;

3.8
The Reporting Accountants shall apply the accounting principles, policies, procedures, practices and techniques set out in paragraph 2 of Part 1 of schedule 11 and shall make their determination as soon as is reasonably practicable;

3.9	The procedure of the Reporting Accountants shall:

(a)	give the Seller and the Buyer a reasonable opportunity to make written representations to them; and

(b)	require that the Seller and the Buyer supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

3.10
In making their determination the Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Seller and the Buyer save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction) or fraud.

3.11	The expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct or, failing such direction, equally between the Buyer and the Seller.

3.12
Within 5 Business Days of any written determination by the Reporting Accountants pursuant to this schedule, the Seller and the Buyer shall jointly incorporate in the Draft Completion Statement the matters determined by the Reporting Accountants, together with any adjustments which may have been agreed separately in writing between the Seller and the Buyer, and the Draft Completion Statement as so adjusted shall be the and the Draft Completion Statement so adjusted shall be the Completion Statement and shall be final and binding on the parties for all purposes.

Part 3 — Specific Accounting Policies

1.
Accounting policies for each of the general ledger categories will be consistent with accounting policies of the Company. No changes to accounting methodology for the specific general ledger categories shall be undertaken for the sole purpose of calculating Actual Working Capital Amount or the provision of the Completion Statement, acknowledging that the Completion Statement is not meant to be a complete financial report.

2.
It shall be assumed that no member of the Group shall incur any liability to account for income tax and/or employees NIC under the PAYE system and/or to account for employers NICs as a result of or in connection with the sale and purchase of the MEM Holdings Shares pursuant to the Minority SPA.

Executed as a deed by	)	/s/ J. Paul Whitehead III
CCRT International Holdings B.V.	)	Director
acting by a director	)

Signed as a deed by CompuCredit Holdings	)
Corporation, a corporation incorporated in	)
Georgia, USA acting by	)	/s/ Jeffrey A. Howard
and	)	Name: Jeffrey A. Howard
being persons who, in accordance with the laws	)	Title: Executive Managing Director
of Georgia are acting under the authority of	)
CompuCredit Holdings Corporation	)
	)	/s/ William R. McCamey
	)	Name: William R. McCamey
	)	Title: Treasurer

Executed as a deed by	)
Dollar Financial U.K. Limited	)	/s/ Roy W. Hibberd
acting by a director in the presence of	)	Director

/s/ Bryan D. MacIntyre
Signature of witness
Name
Bryan D. MacIntyre
Address
c/o Dollar Financial Group, Inc. 1436 Lancaster
Avenue, Suite 300, Berwyn, PA 19312

Executed as a deed by	)
Dollar Financial Corp acting by a Senior	)	/s/ Roy W. Hibberd
Vice President in the presence of	)	Senior Vice President

/s/ Bryan D. MacIntyre
Signature of witness
Name
Bryan D. MacIntyre
Address
c/o Dollar Financial Group, Inc. 1436 Lancaster
Avenue, Suite 300, Berwyn, PA 19312